Exhibit 10.32

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

The omitted schedules and exhibits are (i) not material and (ii) customarily treated by the Registrant as private and confidential.

THIS LOAN WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” AS DEFINED IN SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY BY CONTACTING LANCE EMMONS, CHIEF FINANCIAL OFFICER OF MIAMI INTERNATIONAL HOLDINGS, INC. AT 609-897-7316.

LOAN AGREEMENT

by and among

SKYLIGHT AGGREGATOR, L.P.,

as the Term Loan Lender,

SKYLIGHT AGGREGATOR, L.P.,

as the Administrative Agent,

and

MIAMI INTERNATIONAL HOLDINGS, INC.

as Borrower

dated as of August 21, 2024

SENIOR SECURED TERM LOAN FACILITIES

i

6.2	No Violation, etc.	33
6.3	Binding Effect of Documents, etc.	33
6.4	No Defaults or Events of Default	33
6.5	No Governmental Consent Necessary	34
6.6	No Proceedings	34
6.7	Solvency	34
6.8	Use of Proceeds of the Term Loans	34
6.9	Financial Statements; Liabilities	34
6.10	Material Adverse Change	35
6.11	ERISA	35
6.12	Investment Company Act; Anti-Terrorism Laws; Holding Company Status; Sanctions; Anti-Corruption Laws	35
6.13	Books and Records	36
6.14	Indebtedness	36
6.15	Changes	36
6.16	Employees	37
6.17	Tax Status	38
6.18	Representations and Warranties: True, Accurate and Complete	38
6.19	Fees; Brokers; Finders	38
6.20	Equity Rights Programs	38
6.21	Real Property	38
6.22	Collateral Matters	40
6.23	Ventures, Subsidiaries and Partnerships; Organizational Structure; Capitalization	40
6.24	Environmental Matters	40
SECTION 7: AFFIRMATIVE COVENANTS		41
7.1	Notify the Administrative Agent	41
7.2	Change in Directors or Officers	41
7.3	Payment of Obligations	41
7.4	Pay Other Taxes and Liabilities	41
7.5	Observe Covenants, etc.	45
7.6	Maintain Entity Existence and Qualifications; Properties	45
7.7	Financial Reports and other Information and Documents to be Furnished to the Administrative Agent	45
7.8	Comply with Laws; Environmental Laws	47

ii

7.9	Insurance Required	48
7.10	Further Assurances; Real Estate; New Subsidiaries	49
7.11	Indemnification	51
7.12	Special Bankruptcy Provisions	52
7.13	Reserve Requirements; Change in Circumstances	53
7.14	Maintenance of Books and Records	53
7.15	Equity Interests	54
7.16	Litigation	54
7.17	[Reserved]	54
7.18	Inspection	54
7.19	Board Rights	55
7.20	VCOC Management Rights.	55
7.21	Special Post Closing Obligations	55
SECTION 8: NEGATIVE COVENANTS		56
8.1	Fundamental Changes	56
8.2	Acquisitions and Equity Investments	57
8.3	Disposition of Assets or Collateral	57
8.4	Liens; Burdensome Agreements	58
8.5	Indebtedness	58
8.6	Loans and Advances	58
8.7	Guaranties	59
8.8	Transfers of Notes or Accounts	59
8.9	Restricted Payments	59
8.10	Transactions With Affiliates	60
8.11	Modification of Documents	60
8.12	Change Business or Name	61
8.13	Settlements	61
8.14	Deposit, Securities and Commodity Accounts	61
8.15	Sale Leaseback Transactions	61
8.16	Minimum Cash	61
8.17	Accounting Changes	61
8.18	Equity Issuances	62
8.19	Certain Transfers	62
8.20	Payment for Consents	62

iii

SECTION 9: EVENTS OF DEFAULT		62
9.1	Failure to Pay	62
9.2	Failure to Perform	63
9.3	Cross Default	63
9.4	False Representation or Warranty	63
9.5	Liquidation, Voluntary Bankruptcy, Dissolution, Assignment to Creditors	63
9.6	Involuntary Petition Against the Borrower	63
9.7	Judgments; Levies	64
9.8	Failure to Deliver Documentation	64
9.9	Reduction in Involvement in Business	64
9.10	Indictment	64
9.11	Validity of Loan Documents; Security Interests in Collateral	64
9.12	[Reserved].	64
9.13	Change of Control	64
9.14	Regulatory Compliance	65
SECTION 10: REMEDIES		65
10.1	Acceleration; Other Remedies	65
10.2	Set-off	65
10.3	Costs and Expenses	66
10.4	No Marshalling	66
10.5	No Implied Waivers; Rights Cumulative	66
SECTION 11: OTHER RIGHTS OF THE LENDERS		66
11.1	Collections	66
11.2	Repayment of Obligations	67
11.3	Release of the Lenders and the Administrative Agent	67
11.4	Uniform Commercial Code	67
11.5	Preservation of Collateral	67
11.6	The Administrative Agent’s Right to Cure	67
11.7	Inspection of Collateral	68
SECTION 12: PROVISIONS OF GENERAL APPLICATION		68
12.1	Waivers	68
12.2	Survival	68
12.3	Notices	68
12.4	Amendments; Waiver of Defaults	69

iv

12.5	Successors and Assigns	71
12.6	Invalidity	73
12.7	Confidentiality	73
12.8	Section or Paragraph Headings	74
12.9	Applicable Law	74
12.10	Waiver of Jury Trial	74
12.11	Consent to Jurisdiction	75
12.12	Entire Agreement	75
12.13	Counterparts	75
SECTION 13: THE ADMINISTRATIVE AGENT		75
13.1	Appointment and Authorization	75
13.2	Delegation of Duties	76
13.3	Liability of the Administrative Agent	77
13.4	Reliance by the Administrative Agent	77
13.5	Notice of Default	77
13.6	Credit Decision	78
13.7	Indemnification of the Administrative Agent	78
13.8	Successor Administrative Agent	78
13.9	Collateral and Guarantee Matters	79
13.10	Agent Advances	79
13.11	Tax Treatment	80

EXHIBITS

Exhibit A - Form of Term Loan Note

Exhibit B - Initial Term Loan Commitments

Exhibit C – Form of Monthly Financial Statements

Exhibit D – Use of Proceeds
Exhibit E-1 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F – Administrative Agent’s Account

v

SCHEDULES

Schedule 1.1-DBW – BSX Wallet

Schedule 1.1-DPPA – Designated Pyth Proceeds Account

Schedule 1.1-ERP – ERP

Schedule 1.1-P – Pyth Tokens

Schedule 6.2 – Violations

Schedule 6.4 – Defaults or Events of Default

Schedule 6.5 – Consents

Schedule 6.6 – Proceedings

Schedule 6.9(d) – Financial Statements; Liabilities

Schedule 6.14 – Indebtedness

Schedule 6.15 – Changes

Schedule 6.16 – Employees

Schedule 6.19 – Fees; Brokers; Finders

Schedule 6.21(b) – Leases

Schedule 6.21(c) – Easements, Etc.

Schedule 6.21(d) – Improvements

Schedule 7.21 – Special Post Closing Obligations

Schedule 8.2 – Equity Investments

Schedule 8.5 – Other Liabilities

Schedule 8.10 – Transactions with Affiliates

vi

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of August 21, 2024 (as the same may be modified, supplemented, amended, amended and restated or otherwise changed from time to time, this “Agreement”), is entered into by and among MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), SKYLIGHT AGGREGATOR, L.P. (“Skylight”), as the initial lender hereunder (in such capacity, the “Term Loan Lender” and, collectively with each other entity that becomes a lender hereunder (which does not include a Person who purchases a participation interest from a lender hereunder), each a “Lender” and, collectively, the “Lenders”), and SKYLIGHT AGGREGATOR, L.P., as administrative agent for the Lenders (together, with its successors and assigns, in such capacity, the “Administrative Agent”).

R E C I T A L S:

WHEREAS, the Borrower has requested an initial term loan to the Borrower (such term loan and any portion thereof, the “Initial Term Loan”) in an original aggregate principal amount of $100,000,000 (such amount, allocated among the Initial Term Loan Lenders in accordance with Exhibit B, the “Initial Term Loan Commitment”);

WHEREAS, the Initial Term Loan Lender is willing, on August 21, 2024 (the “Closing Date”), and subject to the conditions precedent hereinafter set forth, to provide such Initial Term Loans on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto mutually covenant, warrant and agree as follows:

SECTION 1:
DEFINITIONS AND RULES OF INTERPRETATION AND CONSTRUCTION.

1.1          Specific Terms Defined. The following terms (including both the singular and plurals thereof) shall have the following meanings:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Accounts” or “accounts” shall mean “accounts” as defined in the UCC, and, in addition, any and all obligations of any kind at any time due and/or owing to the Borrower, whether now existing or hereafter arising, and all rights of the Borrower to receive payment or any other consideration including, without limitation, invoices, contract rights, accounts receivable, general intangibles, choses-in-action, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to the Borrower from any Person, Governmental Authority or any other entity, all security therefor, and all of the Borrower’s rights to receive payments for goods sold (whether delivered, undelivered, in transit or returned) or services rendered, which may be represented thereby, or with respect thereto, including, but not limited to, all rights as an unpaid vendor (including stoppage in transit, replevin or reclamation), and all additional amounts due from any Account Debtor, whether or not invoiced, together with all Proceeds and products of any and all of the foregoing.

“Account Debtor” or “account debtor” shall mean “account debtor” as defined in the UCC.

“Affiliate” shall mean, with respect to any Person, (a) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person or (b) solely for purposes of Section 8.10, any other Person who is a director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management or the policies of such Person, whether through the ownership of any class of stock or equity of such person or by contract or otherwise, or, solely for purposes of Section 8.10, ownership of more than 10% of the voting Equity Interests of such Person.

“Agent Advances” shall have the meaning set forth in Section 13.10.

“Agent-Related Persons” shall mean the Administrative Agent and any successor thereto in such capacity hereunder, together with their respective Affiliates and the officers, directors, trustees, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Financial Statements” shall have the meaning set forth in Section 7.7(a).

“Applicable Law” shall mean all provisions of statutes (including, without limitation, the 1934 Act, Commodity Exchange Act and Securities Act), laws, rules, regulations (including those promulgated by the SEC or any other applicable Governmental Authority), ordinances, writs, interpretations, injunctions and orders of any Governmental Authority applicable to any Person, property, transaction or event in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or which such property, transaction or event is the subject including applicable federal, state and local laws and regulations.

“Applicable Premium” shall mean, with respect to any principal of any Term Loan being repaid or prepaid, or that is accelerated, an amount equal to (i) [***]% (or, in the case of a repayment or prepayment occurring prior to the first anniversary of the Closing Date in connection with a Change of Control, [***]%) of the original principal amount of the Term Loans being repaid or prepaid, minus (ii) all interest payments made in respect of such principal amount of Term Loans prior to the date of repayment, prepayment or acceleration, minus (iii) any accrued but unpaid interest in respect of such principal amount of Term Loans, minus (iv) the portion of the applicable Upfront Fee attributable to such principal amount Term Loans being repaid, prepaid or subject to acceleration. For the avoidance of doubt, (x) the Applicable Premium shall never be less than zero and (y) the amounts set forth in the foregoing clauses (ii) and (iii) shall include all such interest payments in respect of principal of the Term Loans made, and all such interest in respect of principal of the Term Loans accrued but unpaid, respectively, subsequent to the date of any calculation or determination of the Applicable Premium on the date of any acceleration pursuant to Section 2.2(d) but prior to such repayment.

2

“Anti-Terrorism Laws” shall mean each of: (a) the Executive Order; (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); (c) the Money Laundering Control Act of 1986, Public Law 99-570; and (d) any similar law enacted in the United States of America subsequent to December 31, 2004.

“Assignment and Assumption” shall have the meaning set forth in Section 12.5(b)(ii).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230, as amended from time to time.

“BMO Line of Credit” means that certain Loan Authorization Agreement dated March 6, 2009, between BMO Harris Bank, N. A. and Dorman, as amended on or around July 1, 2011 and October 31, 2019.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” shall mean the Board of Governors of the United States Federal Reserve System.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower’s Disclosure Schedule” shall mean the disclosure schedule prepared by the Borrower that is being delivered to the Administrative Agent concurrently herewith.

“BSX” means The Bermuda Stock Exchange, a body corporate incorporated in Bermuda pursuant to The Bermuda Stock Exchange Company Act, 1992, as amended.

“Budget” shall have the meaning assigned to such term in Section 7.7(d).

“Business” shall mean the business of the Credit Parties as of the Closing Date.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks located in New York, New York, are authorized or required to close under applicable banking laws.

“Capital Lease” shall mean, as applied to any Person, any lease of any personal property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

3

“CFTC” shall mean the United States Commodity Futures Trading Commission, or any successor thereof.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following:

(a)            any “Person,” which in this defined term shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act, or “group” of Persons, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), record owner or economic owner, directly or indirectly, of Equity Interests of the Borrower representing (i) more than 40% of the combined voting power of the Borrower’s then outstanding voting Equity Interests or (ii) the right to appoint (or designate for appointment) more than 40% of the members of the Borrower’s Board of Directors;

(b)            there is consummated, or the shareholders or Board of Directors of the Borrower approve, (i) a plan of complete liquidation of the Borrower or (ii) the sale or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries;

(c)            the occurrence of any “change of control” or similar event under any (i) contract relating to Indebtedness to which the Borrower or any Subsidiary thereof is a party and that is material to the Borrower and its Subsidiaries, taken as a whole, or (ii) any other contract where the occurrence of a “change of control” or similar event thereunder would reasonably be expected to have an adverse effect on the Borrower and its Subsidiaries, taken as a whole, that is material; or

(d)            the consummation of a merger or consolidation of the Borrower with any other entity.

“Charges” shall have the meaning as set forth in Section 3.4.

“Closing Date” shall have the meaning set forth in the recitals hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning set forth in the Guaranty and Collateral Agreement.

4

“Collateral Document” shall have the meaning set forth in the Guaranty and Collateral Agreement.

“Commodity Exchange Act” shall mean the Commodities Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time, and any successor statute.

“Contract Disposition for Value” shall mean the early termination or modification of any contract resulting in the receipt by any Person of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Control Agreement” shall mean a customary control agreement among the relevant Depository Bank, the applicable Credit Party (other than Regulated Subsidiaries) and the Administrative Agent in form reasonably acceptable to the Administrative Agent.

“Controlled Account” means any account of a Credit Party that is subject to a Control Agreement pursuant to Section 8.14.

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors and “Credit Party” shall mean the Borrower or any Guarantor; provided that BSX shall not be regarded as a Guarantor or a Credit Party for the purpose of determining the permissibility of any Disposition or other transfer of any kind to BSX pursuant to the Loan Documents.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Charge” shall have the meaning set forth in Schedule 7.21.

“Default” shall mean any event or condition the occurrence or existence of which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” shall mean a per annum rate equal to the sum of (i) [***] ([***]%) and (ii) the Interest Rate (excluding the application of the proviso set forth therein).

“Deposit Account” shall mean “deposit account” as defined in the UCC.

“Depository Bank” shall mean any commercial bank acceptable to the Administrative Agent in its reasonable discretion, at which one or more Deposit Accounts are established and maintained by the Borrower or a Subsidiary from time to time.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

5

“Designated BSX Wallet” means the account set forth on Schedule 1.1-DBW.

“Designated Pyth Proceeds Account” means the account set forth on Schedule 1.1-DPPA.

“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country, region or territory itself is the subject of any country, region or territory-wide Sanctions (as of the date hereof, Cuba; Iran; North Korea; Syria; the Crimea region of Ukraine; the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine; the non-Ukrainian government controlled regions of Zaporizhzhia and Kherson of Ukraine).

“Digital Assets” means (a) tokens consisting of a digital or electronic medium of exchange, operating independently of a central bank, in which encryption techniques are used to regulate the generation of tokens and to verify transfer of tokens from one person to another and (b) any “controllable electronic record” within the meaning of the UCC. For the avoidance of doubt, the Pyth Tokens shall constitute Digital Assets.

“Disclosing Party” shall have the meaning set forth in Section 12.7.

“Disposition” and “Dispose” shall have the meanings set forth in Section 8.3.

“Disqualified Equity Interest” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty one (181) days after the latest possible Maturity Date (giving effect to any potential extension thereof in accordance with the definition of “Maturity Date”); provided that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest solely but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of the Loans and all other Obligations and the termination of this Agreement.

6

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” shall mean any Subsidiary that is organized pursuant to the laws of the United States or any State thereof.

“Dorman” means Dorman Trading, L.L.C., an Illinois limited liability company.

“Eligible Assignee” means a Person other than (i) a natural Person, (ii) the Borrower or any Subsidiary or (iii) any Affiliate of the Borrower.

“Emerald” shall mean MIAX Emerald, LLC, a Delaware limited liability company.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its ERISA Affiliates.

“Environmental Claim” shall mean any notice of violation, claim, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to any actual or alleged violation of any Environmental Law, (ii) in connection with any Release or threatened Release, or exposure to, Hazardous Materials or (iii) in connection with any actual or alleged damage, threat or harm to natural resources or the environment.

“Environmental Laws” shall mean any Applicable Law relating to pollution, the protection of human health (to the extent relating to use of or exposure to Hazardous Materials), the environment or natural resources or the presence or release of any Hazardous Materials at, on, in or into the environment.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, membership interests, units, participations or other equivalents of or interest in (regardless of how designated) equity issued by such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the 1934 Act).

7

“Equity Investments” shall have the meaning assigned to such term in Section 8.2(a).

“Equity Rights Program I” shall mean that certain private placement offering involving the acquisition of common stock and warrants of the Borrower by certain members of the MIAX Exchange which closed on or about September 30, 2013, the outstanding warrants and shares (if any) in respect of which are described on Schedule 1.1-ERP of the Borrower’s Disclosure Schedule.

“Equity Rights Program II” shall mean that certain private placement offering involving the acquisition of warrants of the Borrower by certain members of the MIAX Exchange which closed on or about February 2, 2015, the outstanding warrants and shares (if any) in respect of which are described on Schedule 1.1-ERP of the Borrower’s Disclosure Schedule.

“Equity Rights Program III” shall mean that certain private placement offering involving the acquisition of common stock and warrants of the Borrower by certain members of the MIAX Exchange which closed on or about June 30, 2017, the outstanding warrants and shares (if any) in respect of which are described on Schedule 1.1-ERP of the Borrower’s Disclosure Schedule.

“Equity Rights Program IV” shall mean that certain private placement offering involving the acquisition of common stock and warrants of the Borrower by certain members of the MIAX Pearl Exchange which closed on or about April 30, 2018, the outstanding warrants and shares (if any) in respect of which are described on Schedule 1.1-ERP of the Borrower’s Disclosure Schedule.

“Equity Rights Program V” shall mean that certain private placement offering involving the acquisition of common stock and warrants of the Borrower by certain members of the MIAX Pearl Exchange for purposes of launching MIAX Pearl Equities which closed on or about September 11, 2020, the outstanding warrants and shares (if any) in respect of which are described on Schedule 1.1-ERP of the Borrower’s Disclosure Schedule.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member, and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

8

“ERISA Event” shall mean: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (c) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (f) the institution by the PBGC of proceedings to terminate any Pension Plan; (g) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in endangered or critical status pursuant to Section 305 of ERISA or Section 432 of the Code or in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; (j) any Foreign Benefit Event; or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“ERP Repurchase” shall have the meaning set forth in Section 8.9(b)(i).

“ERP Warrant” shall mean the warrants of the Borrower issued pursuant to the Equity Rights Program I, the Equity Rights Program II, the Equity Rights Program III, the Equity Rights Program IV and the Equity Rights Program V, the outstanding warrants in respect of which are described on Schedule 1.1-ERP of the Borrower’s Disclosure Schedule.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 9.

“Excluded Account” shall mean any deposit account or securities account of a Regulated Subsidiary, or any deposit account or securities account of any other Credit Party which (a) solely holds (i) Third Party Funds, (ii) cash or cash equivalents specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Credit Party’s employees, (iii) cash or cash equivalents specifically and exclusively used or to be used to pay Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)), (iv) cash or securities segregated under applicable regulations, (v) clearing house performance bonds and guarantee funds, (vi) margin deposits of participants of the Borrower or any of its Subsidiaries and (vii) Digital Assets safeguarded for customers of the Borrower or any of its Subsidiaries or (b)  holds a balance less than $[***]individually and less than $[***]for all Excluded Accounts, the balances of which are swept not less frequently than each Business Day into a Controlled Account.

“Excluded Taxes” shall mean Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of a Lender being organized under the laws of, or having its principal office or in, the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.

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“Executive Order” shall mean Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Existing MGEX Real Property Liens” shall mean (a) real estate taxes and installments of special assessments not yet due or delinquent, (b) easements, utility easements, covenants, conditions and restrictions of record as of the Closing Date, none of which individually or in the aggregate, interfere in any material respect with the use or occupancy of the MGEX Real Property or any portion thereof in the operation of the business of MGEX as currently conducted thereon, (c) building restrictions, zoning restrictions and other similar legal restrictions, (d) matters which would be disclosed by or identified in an accurate survey or an inspection of the MGEX Real Property, (e) the encumbrances and title exceptions identified in the Owner’s Policy of Title Insurance no. 1213943 issued by First American Title Insurance Company and dated as of June 10, 202 and, (f) restrictions applicable to the MGEX Real Property in connection with its status on The National Register of Historic Places.

“Expense Reimbursement Letter” shall mean that certain Expense Reimbursement and Exclusivity Letter, dated as of June 17, 2024, executed by the Borrower, as amended by that certain Expense Reimbursement and Exclusivity Extension Letter, dated as of July 24, 2024 and as it may be further amended, restated, supplemented or modified from time to time.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which determination shall be conclusive).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Statements” shall have the meaning set forth in Section 7.7(c).

“Financing Statements” shall mean the UCC-1 Financing Statements filed or to be filed with applicable Governmental Authorities of each State or Commonwealth or political subdivisions thereof pursuant to which the Administrative Agent shall perfect its security interest in the Collateral.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Year” shall mean with respect to the Borrower, that twelve (12)-month period commencing on January 1 and ending on the following December 31.

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“Flood Insurance” shall mean, for any real estate asset located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent and that otherwise meets the requirements set forth in NFIP.

“Flood Notice” shall have the meaning assigned to such term in Section 7.24.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law or in excess of the amount that would be permitted absent a waiver from any applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or any of its Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and is required to be funded through a trust or other funding vehicle (other than a trust or funding vehicle maintained exclusively by a Governmental Authority), and which plan is not subject to ERISA.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

“Governmental Authority” or “Governmental Authorities” shall mean any federal, state, county or municipal governmental agency, board, commission, officer, official or entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” or “Guarantors” shall (a) mean, as of the Closing Date, each of: MIAX; Pearl; Emerald; Sapphire; MIAX Futures Holdco, LLC; M 402 Holdings, LLC; M 7 Holdings, LLC; Miami International Technologies, LLC; MIAX Global, LLC; M 9 Holdings, LLC; MIAX Products, LLC; and BSX and (b) thereafter, also include each other Person that becomes party to the Guaranty by entering into an agreement with the Administrative Agent and guarantees the Obligations as contemplated by the Loan Documents, but exclude any Person who ceases to guarantee the Obligations; provided that BSX shall not be regarded as a Guarantor or a Credit Party for the purpose of determining the permissibility of any Disposition or other transfer of any kind to BSX pursuant to the Loan Documents.

“Guaranty” shall mean that certain Guaranty and Collateral Agreement, dated as of the Closing Date, executed by the Guarantors for the benefit of the Administrative Agent, as it may be amended, restated, supplemented or modified from time to time.

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“Hazardous Materials” shall mean any explosive or radioactive materials, substances or wastes and all hazardous or toxic materials, substances or, wastes or other contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, per- and polyfluoroalkyl substances and all other materials, substances or wastes of any nature, in each case which are regulated pursuant to any Applicable Law relating to environmental matters.

“Holding Company” shall have the meaning given to it in the United States Public Utility Holding Company Act of 2005, and any successor legislation and rules and regulations promulgated thereunder.

“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Improvements” shall mean all buildings, structures, fixtures, improvements, machinery, building systems, equipment, personal property, other tangible assets and all components of the foregoing, including all utility service thereto, included in the MGEX Real Property.

“Incremental Term Loans” shall have the meaning set forth in Section 2.1(c).

“Incremental Term Loan Upfront Fee” shall have the meaning set forth in Section 3.2.

“Indebtedness” shall mean, with respect to any Person, all of the obligations of such Person which, in accordance with GAAP, should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, in any event and whether or not so classified:

(a)            all indebtedness for money borrowed and similar monetary obligations of such Person, including obligations evidenced by bonds, debentures, notes or similar instruments;

(b)            all obligations of such Person arising or incurred under Capital Leases;

(c)            all obligations of such Person for all or any part of the deferred purchase price of property or services (excluding (i) trade payables in the ordinary course of business that are not overdue by more than ninety (90) days and (ii) any earn-out, purchase price adjustment, indemnification or similar obligation of such Person until such obligations become a liability on the balance sheet of such Person in accordance with GAAP);

(d)            the face amount of any letter of credit or similar instrument issued for the account of such Person or in respect of which such Person is liable for reimbursement of drawings;

(e)            net obligations of such Person in respect of any Derivative Transaction;

(f)            all obligations of such Person arising or incurred under or in respect of any Disqualified Equity Interests;

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(g)            all obligations of such Person arising or incurred under or in respect of any guaranties (whether direct or indirect) by such Person of the Indebtedness of any other Person; and

(h)            all obligations of such Person arising or incurred under or in respect of any Lien upon or in any property owned by such Person that secures Indebtedness of another Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” shall mean any of the Lenders, the Administrative Agent, their Affiliates and any of their respective officers, directors, managers, general partners, agents, attorneys, employees and other representatives.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnity Claim” shall have the meaning set forth in Section 7.11(b).

“Inventory” or “inventory” shall mean “inventory” as defined in the UCC.

“Initial Term Loan” shall have the meaning set forth in the recitals hereto.

“Initial Term Loan Commitment” shall have the meaning set forth in the recitals hereto.

“Initial Term Loan Lender” shall mean Skylight Aggregator, L.P., in its capacity as a lender of Initial Term Loans.

“Incremental Term Loan Lender” shall mean any lender that agrees to provide Incremental Term Loans, in its capacity as a lender thereof.

“Interest Payment Date” shall mean the last Business Day of each March, June, September and December and the applicable Maturity Date with respect to such Term Loan. The first Interest Payment Date shall be September 30, 2024.

“Interest Rate” shall mean 12.90% per annum; provided that from and after the occurrence of an Event of Default, the Default Rate shall apply.

“Investment Company” shall have the meaning given to it in the Investment Company Act.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Intellectual Property” shall have the meaning set forth in the Guaranty.

“IP Security Agreement” shall mean any security agreement in respect of Intellectual Property issued by, or registered or applied for in, the United States Patent and Trademark Office or the United States Copyright Office, or a supplement thereto, executed and/or delivered by the Borrower or any Credit Party to the Administrative Agent or the Lenders pursuant to and in connection with the Term Loan and this Agreement, including (a) the Patent Security Agreement and (b) the Trademark Security Agreement.

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“IRS” means the United States Internal Revenue Service.

“Lease” shall heave the meaning set forth in Section 6.21(b).

“LedgerX” means LedgerX LLC, a Delaware limited liability company (d/b/a MIAX Derivatives Exchange).

“Lender” or “Lenders” shall have the meaning set forth in the introductory paragraph hereof.

“Lien” or “lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other, including, without limitation, liens imposed by any Governmental Authority), charge or other encumbrance of any kind or nature whatsoever (including, without limitation, pursuant to any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing) on personal property, real property or fixtures.

“Loan Documents” shall mean this Agreement, the Collateral Documents, and any and all other agreements, notes, documents, Financing Statements, guaranties, intercreditor agreements, security agreements, subordination agreements, certificates and instruments that may be executed and/or delivered by the Borrower or any other Person to the Administrative Agent or the Lenders pursuant to and in connection with the Term Loan and this Agreement, including, without limitation, the Loan Note, the Guaranty, any and all IP Security Agreements, the Side Letter, the Expense Reimbursement Letter, the Control Agreements, the Warrants, and all other documents entered into by the parties in connection with the transactions contemplated hereby.

“Loan Note” shall have the meaning as set forth in Section 2.1(e).

“Losses” shall mean any and all claims, losses, liabilities (joint or several), demands, damages, costs, expenses, settlement costs, penalties, fines, forfeitures, judgments, and any other costs, fees and expenses (including legal fees and expenses, defense costs and costs of investigation, preparation and litigation) that any Indemnified Party may sustain or incur. Without limiting the foregoing, the term “Losses” shall include any attorneys’ fees and expenses and costs of investigation, preparation and litigation incurred by an Indemnified Party in connection with enforcement of any indemnity or other provision of this Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Change” shall mean any fact, matter, circumstance or condition having or resulting in, or that would reasonably be expected to have or result in, a Material Adverse Effect.

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“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their respective obligations under any Loan Document to which they are respectively a party, (c) the value of the Collateral or the rights of the Administrative Agent, for the benefit of the Lenders, therein, (d) the validity or enforceability of any of the Loan Documents, (e) the rights and remedies of the Administrative Agent, for the benefit of the Lenders, under any of the Loan Documents, or (f) the timely payment of the principal of or interest on the Term Loan or other amounts payable in connection therewith.

“Material Contract” shall mean any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Borrower or Subsidiary is party, which involves payments in the aggregate of more than $[***].

“Material Intellectual Property” shall mean any Intellectual Property, owned by or exclusively licensed to the Borrower or any of its Subsidiaries, that is material to the operation of the Borrower and its Subsidiaries, taken as a whole.

“Material Real Property” means any real property located in the United States which is acquired in fee after the Closing Date by the Borrower or any Credit Party, or owned by a Person who becomes a Credit Party after the Closing Date, with a Fair Market Value in excess of $[***].

“Material Subsidiary” shall mean (a) each of MIAX, Pearl, Emerald and Sapphire and (b) any Subsidiary of the Borrower that (i) contributes in excess of [***]% of the consolidated total assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered or (ii) contributes in excess of [***]% of the consolidated revenues of the Borrower and its Subsidiaries for the twelve month period ending on the last day of the most recently ended fiscal quarter for which financial statements have been delivered; provided that Subsidiaries that are not Material Subsidiaries by reason of the operation of this clause (b) shall not, in the aggregate, contribute in excess of [***]% of the consolidated total assets of the Borrower and its Subsidiaries (as so determined) or [***]% of the consolidated revenues of the Borrower and its Subsidiaries (as so determined). For purposes of this definition, total assets shall be calculated exclusive of any portion thereof representing custodial assets held for the benefit of customers of the Borrower or any of its Subsidiaries to the extent there is an offsetting liability therefor.

“Maturity Date” shall mean the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date on which the maturity of the Obligations shall have been accelerated pursuant to the terms hereof.

“Maximum Rate” shall have the meaning as set forth in Section 3.4.

“MGEX” means Minneapolis Grain Exchange, LLC, a Delaware limited liability company.

“MGEX Real Estate Holdings” means MGEX Real Estate Holdings, LLC, a Delaware limited liability company.

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“MGEX Real Property” means each parcel of real property owned by MGEX Real Estate Holdings, together with Improvements located thereon, located at (a) 400 South 4th Street, Minneapolis, Minnesota, (b) 412 South 4th Street, Minneapolis, Minnesota, and (c) 301 4th Avenue South, Minneapolis, Minnesota.

“MIAX” shall mean Miami International Securities Exchange, LLC, a Delaware limited liability company.

“MIAX Exchange” shall mean the self-regulatory organization designated as a National Securities Exchange by the SEC pursuant to Release No. 34-68341; File No. 10-207 and operated by MIAX.

“MIAX Pearl Exchange” shall mean the self-regulatory organization designated as a National Securities Exchange by the SEC pursuant to Release No. 34-79543; File No. 10-227.

“MIAX Pearl Equities” shall mean an equities exchange launched as part of the MIAX Pearl Exchange.

“Monthly Financial Statements” shall have the meaning set forth in Section 7.7(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” means the deeds of trust and mortgages made by a Credit Party in favor or for the benefit of the Administrative Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Cash Proceeds” shall mean, (a) with respect to any Disposition, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Borrower, any Credit Party or any Subsidiary, in connection with such Disposition, net of reasonable and documented out-of-pocket selling costs and expenses and (b) with respect to any Indebtedness, the aggregate amount of cash received (directly or indirectly) in respect thereof, net of closing fees.

“Net Casualty Proceeds” shall mean the aggregate amount of cash received (directly or indirectly) from time to time by or on behalf of the Borrower, any Credit Party or any Subsidiary (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of such Person or (ii) as a result of the taking of any assets of such Person pursuant to power of eminent domain, condemnation or otherwise, including a sale consummated by such Person under threat of any such taking, in each case net of reasonable and documented out-of-pocket costs and expenses.

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“NFIP” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, and the Biggert-Waters Flood Insurance Reform Act of 2012 (as now or hereafter in effect and inclusive of any successor statute to the foregoing) that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Obligations” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by the Credit Parties pursuant to the Loan Documents, including, without limitation, principal, interest, premium, repurchase obligations, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the Term or before, during or after the commencement of any case with respect to any Credit Party under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” shall mean (a) with respect to a corporation, the articles or certificate of incorporation, bylaws and all amendments thereto; (b) with respect to a limited liability company, the articles of organization or certificate of formation, as applicable, the operating agreement or limited liability company agreement, as applicable, and any amendments thereto; and (c) with respect to any other entity, the formation document or charter, the governing documents, and all amendments thereto.

“Other Connection Taxes” shall mean, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or any Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” shall have the meaning set forth in Section 12.5(c).

“Participant Register” shall have the meaning set forth in Section 12.5(c).

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“Patent Security Agreement” shall mean that certain Patent Security Agreement, dated as of the Closing Date, executed by the Credit Parties party thereto for the benefit of the Administrative Agent, as it may be amended, restated, supplemented or modified from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pearl” shall mean MIAX Pearl, LLC, a Delaware limited liability company.

“Pension Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in which the Borrower or any of its ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means that certain Perfection Certificate delivered by certain of the Credit Parties to the Administrative Agent on the Closing Date.

“Permitted Acquisition” means an acquisition of a majority of the Equity Interests of a Person, or of a business or a business unit or line of business of a Person, that meets each of the following criteria:

(a)            the Required Lenders shall have provided their prior written approval if (i) the consideration for a given acquisition would be in excess of $[***] or the total consideration for all acquisitions consummated in a given Fiscal Year would be in excess of $[***] or (ii) the Person or assets to be acquired will not become a Credit Party or Collateral, as the case may be (except that up to $[***] per Fiscal Year may be applied to the acquisition of Persons and assets that will not become a Credit Party or Collateral, as the case may be, without the consent of the Required Lenders under this clause (ii));

(b)            such acquisition shall be consensual and of a Person or business that is in the same, a similar or a synergistic or related line of business;

(c)            the Borrower shall have provided the Administrative Agent, reasonably in advance of execution of any definitive agreement for such acquisition, (i) a summary of the material terms of such acquisition, (ii) the draft of the definitive agreement for such acquisition, (iii) available financial statements for the target of such acquisition, (iv) any quality of earnings or similar report and (v) any other information the Administrative Agent may reasonably request, in each case with respect to items to be delivered in clauses (iii), (iv) and (v), to the extent available to the Borrower or able to be provided without undue burden or expense; and

(d)            no Default or Event of Default shall exist.

“Permitted Amendment” means, with respect to the BMO Line of Credit and the Wells Fargo Line of Credit, amendments, modifications, increases or renewals thereof that (a) are consistent with the purpose of such facilities as of the Closing Date, (b) are made in furtherance of the regulatory or clearing house obligations of the relevant Subsidiary; provided that the Borrower shall furnish evidence to the Administrative Agent that the Board of Directors of the Borrower or the relevant Subsidiary shall have so determined in good faith together with any supporting information reasonably requested by the Administrative Agent, (c) do not cause the Borrower or any other Subsidiary (other than (i) in the case of the BMO Line of Credit, Dorman, and (ii) in the case of the Wells Fargo Line of Credit, MGEX) to become liable in any manner for the obligations thereunder and (d) with respect to any other terms, would not reasonably be expected to have an adverse effect on the Secured Parties that is material or to impair in any material respect the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under the Loan Documents.

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“Permitted Encumbrances” shall mean the following: (a) Liens arising under the Loan Documents; (b) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums (i) not overdue for a period of more than thirty (30) days or (ii) being diligently contested in good faith; provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP or are being contested in good faith by appropriate proceedings; (c) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP, and no proceedings have been instituted which could subject any Collateral to imminent risk of levy or forfeiture; (d) with respect to any lease of any leasehold property, the rights of the landlord or lessors to such leased property and the terms and conditions contained in the corresponding lease, but only so long as the Borrower is current with respect to payment of all rent and other amounts due to such landlord or lessor under such lease; (e) with respect to the MGEX Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; (f) Liens granted in connection with the acquisition of equipment by the Borrower or any of its Subsidiaries in the ordinary course of business and including, but not limited to, liens granted by the Borrower or its Subsidiaries to Xerox in connection with a Capital Lease, provided the related Indebtedness is not prohibited hereunder; and (g) the Existing MGEX Real Property Liens.

“Person” or “person” shall mean, as applicable, any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan Asset Regulations” shall have the meaning set forth in Section 7.20.

“Pledged Equity” shall have the meaning set forth in the Guaranty.

“Pledged Notes” shall have the meaning set forth in the Guaranty.

“Principal” shall mean any of Thomas P. Gallagher, Douglas Schafer, Jr. or Barbara Comly.

“Proceeds” shall have the meaning ascribed to such term in the UCC and shall also include, but not be limited to, (a) any and all proceeds of any and all insurance policies (including, without limitation, life insurance, casualty insurance, business interruption insurance and credit insurance), indemnity, warranty or guaranty payable to the Borrower or any Subsidiary from time to time with respect to any of the Collateral or otherwise, (b) any and all payments (in any form whatsoever) made or due and payable to the Borrower or any Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency or any other Person (whether or not acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

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“Public Utility” shall have the meaning given to it in the United States Federal Power Act of 1920.

“Pyth Token” shall mean the Digital Assets described on Schedule 1.1-P.

“Quarterly Financial Statements” shall have the meaning set forth in Section 7.7(b).

“Real Property Facility” shall mean any real property (including all buildings, fixtures or other improvements located thereon) now or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“Register” shall have the meaning set forth in Section 12.5(b)(iii).

“Regulated Subsidiary” means a Subsidiary of the Borrower that is registered or operates as a securities, futures or commodity exchange, clearinghouse or swap execution facility, or is a registered futures commission merchant.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment or into, from or through any building, structure or facility.

“Required Lenders” shall mean one or more Lenders having or holding a majority in principal amount of the sum of the aggregate outstanding Term Loans of all Lenders. So long as WP or one or more of its Affiliates is a Lender holding Term Loans in a principal amount equal to at least sixty-six and two-thirds percent (66⅔%) of the sum of the aggregate outstanding Term Loans of all Lenders or serves as Administrative Agent hereunder, such “Required Lenders” shall include WP or such Affiliate(s).

“Responsible Officer” shall mean the Chief Executive Officer, the Chief Financial Officer, the Chief Information Officer, General Counsel or President of a Credit Party.

“Restricted Equity Payments” shall have the meaning assigned to such term in Section 8.9(b).

“Restricted Party” shall mean any person listed: (a) in the Annex to the Executive Order; (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or (c) in any successor list to either of the foregoing.

“Sapphire” shall mean MIAX Sapphire, LLC, a Delaware limited liability company.

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“Sanctions” means any international economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Officer” shall mean any officer of a Credit Party who holds a position of Senior Vice President or higher.

“Side Letter” shall mean that certain letter agreement re: Board of Directors; Visitation and Information Right, dated as of the Closing Date, executed by the Borrower for the benefit of the Administrative Agent, as it may be amended, restated, supplemented or modified from time to time.

“Solvent” means that, as of the date of determination, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity (i) with respect to which more than fifty (50%) percent of the outstanding Equity Interests of each class having voting power is at the time owned directly or indirectly by such Person or by one or more Subsidiaries of such Person or (ii) that is controlled by such Person. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management or the policies of such Person, whether through the ownership of any class of stock or equity of such person or by contract or otherwise.

“Surplus Cash” shall mean, with respect to any Fiscal Year of the Borrower, the amount (if positive) by which (a) the daily average cash and cash equivalent balance for the Borrower and its Subsidiaries on a consolidated basis over such Fiscal Year, exclusive of required regulatory capital reserves exceeds (b) $[***]; provided that any Net Cash Proceeds or Net Casualty Proceeds held by the Borrower or any Subsidiary pursuant to the reinvestment right set forth in Section 2.3(c)(i) shall not constitute Surplus Cash for so long as such reinvestment right applies.

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“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenants” shall heave the meaning set forth in Section 6.21(b).

“Term” shall mean the period from and including the Closing Date to the date as of which all Obligations shall have been satisfied and paid in full in cash, and this Agreement shall have been terminated.

“Term Loan” shall mean any term loan under this Agreement, including any Initial Term Loan and any Incremental Term Loan.

“Term Loan Lender” shall have the meaning set forth in the preamble.

“Term Loans Pro Rata Share” shall mean, with respect to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of (a) the aggregate principal amount of such Lender’s Term Loans divided by (b) the aggregate principal amount of all Term Loans.

“Term Loan Upfront Fee” shall have the meaning set forth in Section 3.2.

“Third Party Funds” shall mean any deposit account or securities account that is used solely as a pension fund, escrow (including, without limitation, any escrow accounts for the benefit of customers), trust, or similar account, in each case, solely holding funds owned by or held for the benefit of third parties (other than the Borrower or any Subsidiary).

“Title Policy” means, with respect to any real estate asset, as determined in the sole discretion of the Administrative Agent, an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to such real estate asset, in an amount reasonably acceptable to the Administrative Agent, not to exceed the Fair Market Value of such real estate asset, in form and substance reasonably satisfactory to the Administrative Agent.

“Trademark Security Agreement” shall mean that certain Trademark Security Agreement, dated as of the Closing Date, executed by the Credit Parties party thereto for the benefit of the Administrative Agent, as it may be amended, restated, supplemented or modified from time to time.

“Upfront Fees” shall have the meaning set forth in Section 3.2.

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“UCC” shall mean the Uniform Commercial Code as presently enacted in the State of New York (or any successor legislation thereto), and as the same may be amended from time to time, and the state counterparts thereof as may be enacted in such states or jurisdictions where any of the Collateral is located or held.

“VCOC Lender” shall mean any Initial Term Loan Lender designated as a “VCOC Lender” by the Administrative Agent.

“Warrants” shall mean those certain Warrants originally issued on the Closing Date by the Borrower in favor of WP or certain of its Affiliates.

“Wells Fargo Line of Credit” means that certain Credit Agreement dated August 31, 2018, between Wells Fargo Bank, National Association, and MGEX, as amended as of August 12, 2020.

“WP” means Warburg Pincus LLC, WPCS Manager, LP, or any of their respective Affiliates or managed or advised funds or co-investment vehicles.

“Xerox” shall mean Xerox Financial Services having an address of [***].

1.2          Rules of Interpretation and Construction. In this Agreement unless the context otherwise requires:

(a)            all other capitalized words and phrases used and not otherwise specifically defined herein which are defined in the UCC shall have the meanings given therein unless otherwise defined in this Agreement;

(b)            sections mentioned by number only are the respective Sections of this Agreement as so numbered;

(c)            words importing a particular gender shall mean and include the other gender and words importing the singular number mean and include the plural number and vice versa;

(d)            words importing persons shall mean and include firms, associations, partnerships (including limited partnerships), societies, trusts, corporations, limited liability companies or other legal entities, including public or governmental bodies, as well as natural persons;

(e)            each reference in this Agreement to a particular person shall be deemed to include a reference to such person’s successors and permitted assigns;

(f)            any headings preceding the texts of any Section of this Agreement, and any table of contents or marginal notes appended to copies hereof are intended, solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect;

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(g)            if any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions thereof;

(h)            the terms “herein”, “hereunder”, “hereby”, “hereto”, and any similar terms as used in this Agreement refer to this Agreement; the term “heretofore” means before the date of execution of this Agreement; and the term “hereafter” shall mean after the date of execution of this Agreement;

(i)             if any clause, provision or section of this Agreement shall be determined to be apparently contrary to or conflicting with any other clause, provision or section of this Agreement, then the clause, provision or section containing the more specific provisions shall control and govern with respect to such apparent conflict;

(j)             unless otherwise specified, (i) all accounting terms used herein or in any Loan Document shall be interpreted in accordance with GAAP, (ii) all accounting determinations and computations hereunder or thereunder shall be made in accordance with GAAP and (iii) all Financial Statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP;

(k)            an Event of Default that occurs shall exist or continue or be continuing unless such Event of Default is waived by the Administrative Agent in accordance with the terms of this Agreement;

(l)            the word “and” when used from time to time herein shall mean “or” or “and/or” if such meaning is expansive of the rights or interests of the Administrative Agent in the given context; and

(m)            all references herein and in the other Loan Documents to times of day shall refer to New York, New York time, unless otherwise specified to the contrary.

SECTION 2:
LOAN.

2.1          Term Loans.

(a)            Subject to the terms and conditions set forth herein, each Initial Term Loan Lender agrees to make an Initial Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to its Initial Term Loan Commitment.

(b)            The Initial Term Loans shall mature on the Maturity Date and shall be repaid in full on such date. The Borrower acknowledges receipt of the Initial Term Loans, the proceeds of which are being and shall be used for the purposes set forth in Section 2.3. No amount repaid in respect of the Initial Term Loan may be reborrowed.

(c)            Subject to the terms and conditions of this Agreement, from time to time after the Closing Date but prior to the second anniversary of the Closing Date, the Lenders may (at their sole discretion, severally and not jointly), but shall not be required to, make additional term loans to the Borrower (each, an “Incremental Term Loan”) in an aggregate amount for all such Lenders of up to $100,000,000. For the avoidance of doubt, the Lenders have not made a commitment to fund any such Incremental Term Loans. The terms and conditions of the Incremental Term Loans will be determined by the applicable Lenders and the Borrower and any necessary appropriate modifications to this Agreement may be effected through an amendment to this Agreement by the Borrower, the Administrative Agent and the Lenders providing such Incremental Term Loans.

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(d)            Any Incremental Term Loans shall mature on the Maturity Date and shall be repaid in full on such date and shall bear interest from the date of borrowing to (but not including) the date of repayment at the Interest Rate. No amount repaid in respect of any Incremental Term Loan may be reborrowed.

(e)            The obligations of the Borrower to repay the any Term Loans shall be evidenced by one or more promissory notes to be executed by the Borrower and payable to the order of the Administrative Agent on behalf of the applicable Lenders, substantially in the form attached hereto as Exhibit A (the “Loan Note”).

2.2          Repayment; Prepayment; Applicable Premium.

(a)            Payments Generally.

(i)            Except as otherwise expressly set forth in this Section 2.2, any payment or prepayment of principal of any Term Loan hereunder shall be accompanied by accrued and unpaid interest thereon, the Applicable Premium thereon, and all fees payable to the Administrative Agent or the Lender pursuant to this Agreement or the other Loan Documents. Prepayments shall be allocated to the then-outstanding Term Loans of all Lenders in accordance with their Term Loans Pro Rata Share. All payments made by the Borrower hereunder on account of principal, interest, the Applicable Premium, other fees or otherwise shall be made directly by the Borrower to the Administrative Agent, for distribution by the Administrative Agent to the Lenders entitled thereto as the case may be, and shall be received by the Administrative Agent on each related due date not later than 11:00 a.m. in the Administrative Agent’s account set forth on Exhibit F, in immediately available lawful currency of the United States. Any payments made by the Borrower to the Administrative Agent by mail shall not be effective until received by the Administrative Agent, as set forth in this Section 2.2. If any payment by the Borrower under this Agreement or the Loan Note is to be made on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment. All payments shall be made by the Borrower to the Administrative Agent without offset or other reduction. Upon receipt of any amount of principal, interest, premium or fees with respect to Term Loans that is for the account of the Lenders, the Administrative Agent shall distribute to each Lender its Term Loans Pro Rata Share thereof, and upon receipt of any other amount, the Administrative Agent shall distribute such amount to the person or persons entitled thereto.

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(ii)            All proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Term Loans have been accelerated shall, at the election of the Administrative Agent or at the direction of the Required Lenders, be applied to Obligations as follows: first, to pay fees, indemnities or expense reimbursements due to the Administrative Agent; second, on a pro rata basis, to pay fees, indemnities or expense reimbursements due to the Lenders; third, on a pro rata basis, to pay interest due and payable in respect of any Term Loans; fourth, on a pro rata basis, to pay principal and premium (including Applicable Premium) due and payable in respect of any Term Loans; fifth, on a pro rata basis, to pay any other Obligations; and sixth, following indefeasible discharge of all Obligations, to the Borrower. In addition, if on any date that Obligations are due and payable the Administrative Agent receives insufficient funds to satisfy such Obligations, the Administrative Agent may elect to distribute such funds in accordance with the preceding order of priority.

(iii)            If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal, interest, premium or fees with respect to any of its Term Loans resulting in such Lender receiving payment of more than its Term Loans Pro Rata Share, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their Term Loans Pro Rata Share; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this sentence shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any permitted assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(b)            Voluntary Prepayments. The Borrower may, at its option, prepay the principal of the Term Loans at any time, in whole or in minimum amounts of $[***] and integral multiples of $[***] in excess thereof, upon thirty (30) days’ prior written notice to the Administrative Agent.

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(c)            Mandatory Prepayments.

(i)            Within three (3) Business Days of the date of receipt by the Borrower or any Subsidiary of Net Cash Proceeds in connection with any Disposition by the Borrower or any of its Subsidiaries pursuant to Section 8.3(d) or (e), or receipt by the Borrower or any Subsidiary of Net Casualty Proceeds, the Borrower shall prepay the outstanding principal amount of the Term Loans in an amount equal to 100% of the Net Cash Proceeds or Net Casualty Proceeds received by the Borrower or such Subsidiary or in connection with such Disposition or other event; provided that no such prepayment shall be required in any Fiscal Year until the aggregate amount subject to prepayment hereunder for such Fiscal Year exceeds $[***]; provided, further, that in the case of any receipt of Net Cash Proceeds from the Disposition of Digital Assets or the MGEX Real Property, or receipt of any Net Casualty Proceeds, so long as no Default or Event of Default shall have occurred, the Borrower or applicable Subsidiary may reinvest such Net Cash Proceeds or Net Casualty Proceeds (which reinvestment, for the avoidance of doubt, may include the holding of cash, cash equivalents and liquid investments for regulatory capital or for similar purposes in the reasonable discretion of the Borrower) within 12 months of receipt thereof in assets (other than, except as set forth in the preceding parenthetical, cash, cash equivalents and other liquid investments) used in the business of the Borrower and its Subsidiaries, in lieu of the prepayment otherwise required under this Section 2.2(c)(i); provided that if such Net Cash Proceeds or Net Casualty Proceeds are no longer capable of reinvestment, or are no longer intended to be reinvested, prepayment shall be required within three (3) Business Days thereof. Nothing contained in this Section 2.2(c)(i) shall permit Borrower or any of its Subsidiaries to make a Disposition of any assets, Collateral, personal property, or real property, other than strictly in accordance with Section 8.3. In the case of a prepayment pursuant to this clause (c)(i), the amount of Net Cash Proceeds or Net Casualty Proceeds subject to prepayment shall be allocated to principal and Applicable Premium such that the sum of the principal prepaid and the Applicable Premium thereon is equal to the amount of such Net Cash Proceeds or Net Casualty Proceeds, as the case may be, and accompanied by accrued and unpaid interest thereon.1

(ii)            On the date of the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries that is not expressly permitted to be incurred pursuant to Section 8.5, the Borrower shall prepay Term Loans in an aggregate amount equal to [***]% of the Net Cash Proceeds thereof.

(iii)            In the event there shall be Surplus Cash for any Fiscal Year, the Borrower shall, no later than three (3) Business Days after the date on which the financial statements for such Fiscal Year are required to be delivered pursuant to Section 7.7(b), deliver to the Administrative Agent a written offer to prepay Term Loans in an aggregate amount equal to [***]% of the amount of Surplus Cash for such Fiscal Year. Each Term Loan Lender may accept or decline such offer in its discretion, and shall communicate such election to the Administrative Agent promptly. The Administrative Agent shall inform the Borrower as to the principal amount, if any, of the Term Loans as to which such offer was accepted. The Borrower shall, no later than three (3) Business Days thereafter, make the applicable prepayment of Term Loans.

(iv)            Prior to any prepayment of the Term Loans pursuant to Section 2.2(c)(i) or Section 2.2(c)(ii), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of the amount of such prepayment.

1 For example: if an asset is sold for Net Cash Proceeds of $[***] million, $[***] million (i.e. $[***] million divided by [***]) would be applied towards principal with the remaining $[***] million (i.e. $[***] million multiplied by [***]) applied towards Applicable Premium.

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(v)            Each Term Loan Lender shall have the option to reject any mandatory prepayment pursuant to Section 2.2(c)(i) or (ii). Any Term Loan Lender may exercise such option by giving written notice to the Administrative Agent of its election to reject such prepayment at least two (2) Business Days prior to the proposed date of such prepayment (it being understood that any Term Loan Lender that does not timely notify the Administrative Agent of its election to exercise such option shall be deemed to have elected not to reject such prepayment). The Administrative Agent shall inform the Borrower, prior to the proposed date of prepayment, as to the principal amount, if any, of the Term Loans as to which such prepayment was rejected.

(d)            Applicable Premium. In the event that the Borrower repays or prepays any outstanding principal amount of any Term Loans, other than a mandatory prepayment of Surplus Cash pursuant to Section 2.2(c)(iii) above prior to the occurrence of any Event of Default that a given Lender elects to accept, such repayment or prepayment shall be accompanied by the Applicable Premium with respect to the principal amount being repaid or prepaid. Upon any acceleration of the Obligations (including any automatic acceleration in accordance with the other provisions of this Agreement), the Applicable Premium with respect to all Term Loans shall immediately become due and payable in full, with the Applicable Premium calculated and determined as of the date of such acceleration. Applicable Premium shall be due and payable: (i) regardless of whether any repayment or prepayment is voluntary, mandatory or upon the Maturity Date, (ii) regardless of whether such repayment or prepayment occurs before, during or after the occurrence of acceleration of the Obligations or the institution of any proceeding under the Bankruptcy Code or any other Debtor Relief Law and (iii) regardless of whether any Default or Event of Default has occurred or is continuing. The Credit Parties expressly agree that (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated parties, represented by able counsel, (B) the Applicable Premium shall be payable notwithstanding prevailing interest rates at the time repayment or prepayment is made, (C) there has been a course of conduct between the parties hereto giving specific consideration in this transaction for the agreement to pay the Applicable Premium, (D) the agreement to pay the Applicable Premium has been a material inducement to the Lenders entering into this Agreement and (E) the Applicable Premium is a good faith, reasonable estimate and calculation of the lost profits or damages that would be suffered by the Lenders and that it would be impractical and difficult to ascertain the actual amount of damages. TO THE EXTENT PERMITTED BY LAW, THE CREDIT PARTIES WAIVE THE OPERATION OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT MAY PROHIBIT COLLECTION OF THE PREPAYMENT PREMIUM.

2.3          Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans in a manner consistent with Exhibit D for (a) capital expenditures; (b) working capital and general corporate purposes; (c) to discharge the Borrower’s obligations, as in effect on the Closing Date, under the ERP Warrants in accordance with the terms in effect on the Closing Date; and (d) payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Borrower shall use the proceeds of any Incremental Term Loans for the purposes agreed by the applicable Lenders prior to the funding of such Incremental Term Loans.

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SECTION 3:
INTEREST AND FEES.

3.1          Interest.

The Term Loans shall bear interest from the date of borrowing to (but not including) the date of repayment at the Interest Rate; provided that, from and after the occurrence of an Event of Default, the Interest Rate shall be equal to the Default Rate. Such interest shall accrue based on a three hundred sixty (360) day year, counting the actual number of days elapsed in the applicable period.

3.2          Fees.

(i)            On the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the account of each Initial Term Loan Lender, an upfront fee equal to 4.00% of the aggregate principal amount of Initial Term Loans made by such Initial Term Loan Lender (the “Term Loan Upfront Fee” and, together with any applicable Incremental Term Loan Upfront Fee, the “Upfront Fees”), any portion of which shall be structured as original issue discount at the election of such Initial Term Loan Lender. The Upfront Fee shall be deemed fully earned when due and non-refundable when paid.

(ii)            On the date of funding of any Incremental Term Loan, the Borrower agrees to pay to the Administrative Agent, for the account of each Incremental Term Loan Lender, an upfront fee equal to [***]% of the aggregate principal amount of Incremental Term Loans made by such Incremental Term Loan Lender (the “Incremental Term Loan Upfront Fee”), any portion of which shall be structured as original issue discount at the election of such Incremental Term Loan Lender.

3.3          Fees and Expenses. The Borrower shall pay, on the Administrative Agent’s demand, all reasonable costs, expenses, and all filing fees and intangible recording or documentary stamp taxes payable in connection with pre-closing due diligence and the preparation, execution, delivery, recording, administration, collection, liquidation, defense and enforcement of the Loan Documents, the Administrative Agent’s rights in the Collateral, the protection of the Administrative Agent’s and the Lenders’ interests, the exercise of any right or remedy arising under the Loan Documents, and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may now or hereafter be made, sought, contemplated or entered into in respect hereof, or (without duplication of the indemnification provisions in Section 7.11) in any way involving claims or defenses asserted by the Administrative Agent or the Lenders or claims or defenses against the Administrative Agent or any Lender asserted by the Borrower or any third party directly or indirectly arising out of or related to the relationship between the Borrower and the Administrative Agent or any Lender, including, but not limited to the following, whether incurred before, during or after the Term or after the commencement of any case with respect to the Borrower under the United States Bankruptcy Code or any other Debtor Relief Law: (a) all costs and expenses of filing or recording (including Financing Statement filing fees); (b) all fees relating to the wire transfer of loan proceeds and other funds and fees for returned checks; (c) all reasonable fees, costs and disbursements of counsel to the Administrative Agent and the Lenders; (d) all costs and expenses related to the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement, the Collateral, collection or enforcement of the Obligations, or any Loan Document; and (e) any fees or costs incurred by the Administrative Agent due to the failure of the Borrower to comply with any Loan Document. If any fees, costs or charges payable to the Administrative Agent or a Lender hereunder are not paid within five (5) days after the due date, such amounts shall bear interest at the Default Rate until paid. The obligations of Borrower under this Section 3.3 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. Notwithstanding the foregoing, the Borrower’s obligation to reimburse the costs and expenses of pre-closing diligence, legal expenses of documenting this Agreement and the other Loan Documents, and similar amounts, in each case incurred prior to the Closing Date, shall be subject to the terms and provisions of the Expense Reimbursement Letter.

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3.4          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loans, together with all fees, charges and other amounts which are treated as interest on the Term Loans under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any Lender in accordance with Applicable Law, the rate of interest payable in respect of the Term Loans hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

3.5          Payments. On each Interest Payment Date, the Borrower shall make (or cause to be paid) payments in cash of accrued interest.

SECTION 4:
CONDITIONS TO THE MAKING OF THE TERM LOANS.

The obligation of the Lenders to make the Term Loans shall be subject to the satisfaction or waiver by the Administrative Agent on behalf of the Lenders, prior thereto or concurrently therewith, of each of the following conditions precedent:

4.1          Financial Statements. The Administrative Agent shall have received and approved any financial statements requested prior to the Closing Date.

4.2          Loan Documents. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the parties thereto and shall be in full force and effect as of the Closing Date.

4.3          Lien Search Reports. The Administrative Agent shall have received Lien search reports (covering UCC security interests, tax Liens and judgment Liens) for each Credit Party, reasonably satisfactory to the Administrative Agent, confirming the absence of any Liens on the Collateral other than Permitted Encumbrances, and other than any Liens that will be terminated on or prior to the Closing Date.

4.4          Third-Party Consents. The Borrower shall have provided the Administrative Agent with copies of any and all consents, approvals or authorizations of any Governmental Authority or other Person, required to be obtained by the Closing Date in connection with the execution and delivery by the Credit Parties of the Loan Documents to which they are respectively a party.

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4.5          Certified Copies of Organizational Documents. The Administrative Agent shall have received from each Credit Party (other than BSX), certified by a duly authorized officer or representative thereof to be true and complete on and as of a date which is not more than ten (10) Business Days prior to the Closing Date, a copy of each of the Organizational Documents of each Credit Party in effect on such date of certification.

4.6          Proof of Corporate, Limited Liability Company or Partnership Action; Incumbency. The Administrative Agent shall have received from each Credit Party (other than BSX) a copy, certified by a duly authorized officer or representative of such Credit Party to be true and complete and deemed to be effective as of the Closing Date of the records of all corporate, limited liability company or partnership action, as applicable, taken by such Credit Party to authorize (a) its execution and delivery of each of the Loan Documents to which it is or is to become a party as contemplated or required by this Agreement, (b) its performance of all of its agreements and obligations under each of such documents, and (c) the incurring of the Obligations contemplated by this Agreement and the other Loan Documents to which such Credit Party is a party. The Administrative Agent shall have received a customary incumbency certificate, and other related certifications, certified by a duly authorized officer or representative of each Credit Party to be true and complete and deemed to be effective as of the Closing Date.

4.7          Insurance. The Administrative Agent shall have received evidence of insurance, additional insured and lenders loss payee endorsements required hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent, and certificates of insurance policies and/or endorsements naming the Administrative Agent as additional insured and lenders loss payee where so required to be designated under Section 7.9.

4.8          IRS Form W-9. The Administrative Agent shall have received from the Borrower an executed Form W-9 to be submitted to the Internal Revenue Service, which shall allow the Administrative Agent to verify the tax identification number of each Credit Party.

4.9          “Know-Your-Customer”, Etc. The Administrative Agent shall have received (A) not less than three (3) Business Days (or such shorter time period as agreed to by the Administrative Agent in its discretion) prior to the Closing Date all documentation and other information required under Anti-Terrorism Laws including applicable “know-your-customer” and anti-money laundering laws and (B) to the extent the Borrower or any Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days (or such shorter time period as agreed to by the Administrative Agent in its discretion) prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower or such Credit Party.

4.10        Closing Fees, Accrued Interest. The Borrower shall have paid to the Administrative Agent any and all unpaid costs and expenses due and payable to the Lenders or the Administrative Agent pursuant to Section 3.3, which amounts may be deducted on the Closing Date by the Administrative Agent from the proceeds of the Initial Term Loans.

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4.11        Absence of Material Adverse Change. Since December 31, 2023, there shall have been no Material Adverse Change.

4.12        Opinions of Counsel. The Administrative Agent shall have received opinions of counsel for each Credit Party (other than BSX), including local counsel in Delaware and New York, in form and substance reasonably satisfactory to the Administrative Agent and deemed to be effective as of the Closing Date.

4.13        Security Interests. The Loan Documents shall create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in the Collateral secured thereby (subject only to Permitted Encumbrances), in each case, to the extent permitted by law and subject to the perfection requirements set forth in the Guaranty.

4.14        Warrants. The Borrower shall have issued the Warrants, in each case, exercisable for a number of shares of common stock of the Borrower set forth in such Warrant.

SECTION 5:
[RESERVED].

SECTION 6:
REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Administrative Agent and each Lender, knowing and intending that each such Person shall rely thereon in making the Term Loans contemplated hereby, which representations and warranties shall be deemed to be made on the Closing Date and the date of each officer’s certificate to be delivered pursuant to Section 7.7(f) of this Agreement:

6.1          Entity Existence; Good Standing.

(a)            The Borrower and each Subsidiary (i) is an entity duly organized or formed, validly existing and, except as would not reasonably be expected to adversely affect the Borrower and its Subsidiaries, taken as a whole, in a material respect, in good standing under the laws of the jurisdiction of its organization or formation, (ii) except as would not reasonably be expected to adversely affect the Borrower and its Subsidiaries, taken as a whole, in a material respect, is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign entity, and (iii) except as would not reasonably be expected to adversely affect the Borrower and its Subsidiaries, taken as a whole, in a material respect, has all requisite licenses, power and authority and full legal right to own or to hold under lease its properties and to carry on the business as presently engaged.

(b)            The Borrower and each Subsidiary has the corporate power and authority to enter into each of the Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of such documents.

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6.2          No Violation, etc.

(a)            The execution and delivery by the Borrower and each Credit Party of the Loan Documents to which it is a party, the performance by the Borrower and each Credit Party of all of its agreements and obligations under each of such Loan Documents, and the incurring by the Borrower of all of the Obligations contemplated by this Agreement, have been duly authorized by all necessary corporate actions on the part of the Borrower and such Credit Parties and, if required, their members, and do not and will not (i) contravene any provision of the Borrower’s or such Credit Party’s bylaws or other governing documents or this Agreement (each as from time to time in effect), (ii) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any Lien upon any of the property of the Borrower or any Subsidiary under, any agreement, mortgage or other instrument to which the Borrower or any Subsidiary is or may become a party, (iii) violate or contravene (1) except as would not reasonably be expected to have an adverse effect on the Borrower or Credit Parties in a material respect, any provision of any Applicable Law or (2) any exchange registrations or rules, (iv) require any waivers, consents or approvals by any of third party, including any creditors or trustees for creditors of the Borrower or any Subsidiary, or (v) except as disclosed in Section 6.2 of the Borrower’s Disclosure Schedule or as would not reasonably be expected to have an adverse effect on the Borrower and its Subsidiaries, taken as a whole, in a material respect, require any approval, consent, order, authorization, or license by, or giving notice to, or taking any other action with respect to, any Governmental Authority.

(b)            The Borrower and each Subsidiary has conducted, and is conducting, its business, so as to comply with all applicable federal, state, county and municipal statutes and regulations and all other Applicable Laws, except as would not reasonably be expected to have an adverse effect on the Borrower and its Subsidiaries, taken as a whole, in a material respect. Neither the Borrower nor any Subsidiary is charged with, or so far as is known by the Borrower, is under investigation with respect to, any violation of any such statutes, regulations, orders or other Applicable Laws which could be material to the Borrower and its Subsidiaries, taken as a whole.

6.3          Binding Effect of Documents, etc. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party, and each such Loan Document is valid, binding and in full force and effect. The agreements and obligations of the Credit Parties as contained in each of the Loan Documents to which they are respectively a party constitute legal, valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms, subject, as to the enforcement of remedies only, to limitations imposed by Debtor Relief Laws, and by general principles of law and equity, whether applied in a proceeding at law or in equity.

6.4          No Defaults or Events of Default.

(a)            No Default or Event of Default has occurred and is continuing.

(b)            Except as set forth in Section 6.4 of the Borrower’s Disclosure Schedule, neither the Borrower nor any Subsidiary is in default under any Material Contract to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary or any property of the Borrower or such Subsidiary is bound.

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(c)            The execution and delivery of this Agreement and the other Loan Documents by the Borrower and the other Credit Parties, and the performance by the Borrower and the other Credit Parties of their respective obligations thereunder, do not, with or without the passage of time or giving of notice, result in any material violation of law or constitute a default under any term or provision, or result in the creation of any Lien upon any properties or assets of the Borrower or any Subsidiary (other than in accordance with the Guaranty) or the suspension, revocation, impairment, forfeiture or nonrenewal, of any material permit, license, authorization or approval applicable to the Borrower or any Subsidiary, or any of their businesses or operations or any of its assets or properties, which suspension, revocation, impairment, forfeiture or nonrenewal could reasonably be expected to be material.

6.5          No Governmental Consent Necessary. Except as set forth in Section 6.5 of the Borrower’s Disclosure Schedule or as would not reasonably be expected to have an adverse effect on the Borrower and its Subsidiaries, taken as a whole, in a material respect, no consent or approval of, giving of notice to, registration with or taking of any other action in respect of, any Governmental Authority is required with respect to the execution, delivery and performance by the Borrower and the other Credit Parties of this Agreement and the other Loan Documents to which they are party.

6.6          No Proceedings. Except as disclosed in Section 6.6 of the Borrower’s Disclosure Schedule, there are no actions, suits, or proceedings pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any Subsidiary in any court or before any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

6.7          Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

6.8          Use of Proceeds of the Term Loans. Proceeds from the Term Loans will be used only in accordance with Section 2.3. No part of the proceeds of any Term Loan made to or for the benefit of any Credit Party or any Subsidiary shall be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or to purchase, carry or trade in any stock in a manner that violates the provisions of Regulation U or X of the Board of Governors or any other statute or regulation relating to Margin Stock, as in effect from time to time. Neither any Credit Party nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

6.9          Financial Statements; Liabilities.

(a)            The consolidated audited financial statements of the Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2023 and December 31, 2022 and the internally prepared unaudited financial statements of the Borrower and its Subsidiaries for the period ended June 30, 2024, in each case furnished to the Administrative Agent prior to the Closing Date (i) are true, correct and complete copies of such financial statements and (ii) fairly present the financial position and results of operations of the Borrower and its Subsidiaries as of the date of such financial statements (or for the period ended as of such date) in all material aspects in accordance with GAAP (other than, in the case of unaudited financial statements, the absence of footnotes).

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(b)            All Financial Statements furnished pursuant to this Agreement (i) are true, correct and complete copies of such financial statements and (ii) fairly present the financial position and results of operations of the Borrower and its Subsidiaries as of the date of such financial statements (or for the period ended as of such date) in all material respects in accordance with GAAP (other than, in the case of unaudited Financial Statements, the absence of footnotes).

(c)            Each Budget furnished pursuant to this Agreement has been prepared in good faith by management of the Borrower, based upon assumptions believed to be reasonable, it being understood that there can be no assurance that any projection will be achieved.

(d)            Except as shown on the most recent Financial Statements delivered pursuant to this Agreement or in Section 6.9(d) of the Borrower’s Disclosure Schedule, the Borrower and its Subsidiaries have no liabilities, contingent or otherwise, except those which, individually or in the aggregate, are not material to the financial condition or operating results of the Borrower and its Subsidiaries on a consolidated basis.

6.10        Material Adverse Change. Since December 31, 2023, there has been no Material Adverse Change.

6.11        ERISA.

(a)            Each Pension Plan is in compliance in form and operation with its terms and the applicable provisions of ERISA and the Code and all other Applicable Laws, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)            No ERISA Event has occurred in the last six (6) years or is reasonably expected to occur, that when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

6.12        Investment Company Act; Anti-Terrorism Laws; Holding Company Status; Sanctions; Anti-Corruption Laws.

(a)            The Borrower and any of the Credit Parties are not (i) a Holding Company or subject to regulation under the United States Public Utility Holding Company Act of 2005; (ii) a Public Utility or subject to regulation under the United States Federal Power Act of 1920; (iii) required to be registered as an Investment Company or subject to regulation under the Investment Company Act; or (iv) subject to any Applicable Law that limits its ability to incur or guarantee indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(b)            The Borrower and any of the Credit Parties (i) are not, and are not controlled by, a Restricted Party; (ii) have not received funds or other property from a Restricted Party in material violation of Sanctions; and (iii) are not in material breach of and are not the subject of any action or, to the Borrower’s knowledge, investigation under any Anti-Terrorism Laws.

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(c)            The Borrower and its Subsidiaries have taken reasonable measures to promote compliance with the Anti-Terrorism Laws.

(d)            None of the Credit Parties nor any of their Subsidiaries, nor, to the knowledge of the Borrower, any director or officer thereof, is an individual or entity with whom dealings are prohibited under any Sanctions, including as a result of being (i) 50% or more owned or controlled by any individual or entity that is currently the subject or target of any Sanctions, (ii) a Restricted Party or (iii) located, organized or resident in a Designated Jurisdiction.

(e)            The Borrower will not directly or knowingly indirectly use the proceeds of the Loans (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject or target of Sanctions, or located, organized, or resident in any country or territory, that, at the time of such funding, is a Designated Jurisdiction if such would result in a violation of Sanctions by any party to this Agreement, (ii) in any other manner that would result in a violation of Sanctions by any party to the Agreement, or (iii) in any manner that would result in a violation by any party to the agreement of any Anti-Terrorism Laws or a violation by the Borrower or its Subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended.

6.13        Books and Records. The Borrower and the other Credit Parties maintain their chief executive office and their books and records related to its Accounts, Inventory and all other Collateral at the respective addresses set forth in the Perfection Certificate. The Borrower and each Subsidiary maintain proper books and records sufficient to enable the preparation of consolidated financial statements in accordance with GAAP.

6.14        Indebtedness. Except as disclosed in Section 6.14 of the Borrower’s Disclosure Schedule or Indebtedness that does not exceed $1,000,000 in the aggregate, the Borrower and its Subsidiaries have no outstanding Indebtedness as of the Closing Date other than pursuant to the Loan Documents.

6.15        Changes. Since December 31, 2023, except as disclosed in Section 6.15 of the Borrower’s Disclosure Schedule, with respect to the Borrower and its Subsidiaries there has not been:

(a)            any resignation or termination of two (2) or more of any of the Borrower’s officers, key employees or groups of employees;

(b)            any material change, except in the ordinary course of business, in its contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;

(c)            any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)            any waiver by it of a valuable right or of a material debt owed to it;

(e)            any direct or indirect material loans made by it to any of its equity holders, employees, officers, directors or managers, other than advances made in the ordinary course of business;

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(f)             any material change in any compensation arrangement or agreement with any employee, officer, director, manager or equity holder;

(g)            any declaration or payment of any dividend or other distribution of its assets;

(h)            any labor organization activity related to it;

(i)             any debt, obligation or liability incurred, assumed or guaranteed by it, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j)             any sale, assignment, transfer, abandonment or other disposition of any Collateral other than Inventory in the ordinary course of business;

(k)            any change in any Material Contract to which it is a party or by which it is bound which, either individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(l)             any arrangement or commitment by it to do any of the acts described in Section 6.15(a) through (k);

provided, that each reference to “material” under this Section 6.15 shall be applied to the Borrower and its Subsidiaries, taken as a whole.

6.16        Employees. Neither the Borrower nor any of the Credit Parties or other Subsidiaries has any collective bargaining agreements with any of their employees. There is no labor union organizing activity pending or, to the Borrower’s knowledge, threatened with respect to the Borrower or any of its Subsidiaries. Except as set forth in Section 6.16 of the Borrowers’ Disclosure Schedule, neither the Borrower nor any of its Subsidiaries is a party to or bound by any currently effective deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Borrower’s knowledge, no employee of the Borrower or any of its Subsidiaries, nor any consultant with whom the Borrower or any of its Subsidiaries has contracted, is in violation of any material term of any employment contract or any other contract relating to the right of any such individual to be employed by, or to contract with, it or to receive any benefits, which violation would reasonably be expected to have a Material Adverse Effect; and, to the Borrower’s knowledge, the continued employment by the Borrower and each of its Subsidiaries of their present employees, and the performance of the Borrower’s and each of its Subsidiaries’ contracts with its independent contractors, will not result in any such violation. Except for employees who have a current effective employment agreement with the Borrower or any of its Subsidiaries, as set forth in Section 6.16 of the Borrowers’ Disclosure Schedule, no employee of the Borrower or any of its Subsidiaries has been granted the right to continued employment by it or to any material compensation following termination of employment with the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is aware that any officer, manager, manager, partner, key employee or group of employees intends to terminate his, her or their employment with the Borrower or any of its Subsidiaries, nor do the Borrower or any of its Subsidiaries have a present intention to terminate any of the same.

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6.17        Tax Status. The Borrower, each Credit Party and Subsidiary (a) has made or filed all material federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, subject to any applicable extensions, (b) has paid all material taxes and other material governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations, subject to any applicable extensions and except those being contested in good faith and for which it has set aside on its books a provision in the amount of such taxes being contested in good faith and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no material unpaid taxes payable by the Borrower or any Subsidiary that are claimed to be due by the taxing authority of any jurisdiction, and the Responsible Officers of the Borrower know of no basis for any such claim.

6.18        Representations and Warranties: True, Accurate and Complete. None of the representations, certificates, reports or warranties now or hereafter made or delivered to any Lender or the Administrative Agent by the Borrower or any Credit Party pursuant hereto or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

6.19        Fees; Brokers; Finders. Except as set forth in Section 6.19 of the Borrower’s Disclosure Schedule, there are no fees, commissions or other compensation due to any third party acting on behalf of or at the direction of the Borrower or any Subsidiary in connection with the Loan Documents. All negotiations relative to the Loan Documents, and the transactions contemplated thereby, have been carried out by the Borrower with the Lenders and the Administrative Agent without the intervention of any other person or entity acting on behalf of the Borrower (other than the Borrower’s counsel), and in such manner as not to give rise to any claim against the Borrower, the Administrative Agent or the Lenders for any finder’s fee, brokerage commission or like payment due to any third party acting on behalf of or at the direction of the Borrower, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Borrower and the Borrower shall pay, and indemnify the Administrative Agent and the Lenders for, the same.

6.20        Equity Rights Programs. As of the Closing Date, Schedule 1.1-ERP accurately sets forth a summary of the warrants, shares and other instruments issued and outstanding pursuant to Equity Rights Program I, Equity Rights Program II, Equity Rights Program III, Equity Rights Program IV, Equity Rights Program V and any other equity rights program maintained by the Borrower or any Subsidiary.

6.21        Real Property. As of the Closing Date:

(a)            MGEX Real Estate Holdings owns good and marketable title in fee simple to the MGEX Real Property, free and clear of any lien (other than mechanic’s liens filed in the ordinary course of business), pledge, security interest or other encumbrance, other than the Existing MGEX Real Property Liens, none of which individually or in the aggregate interfere in any material respect with the use or occupancy of the MGEX Real Property or any portion thereof in the operation of the business of MGEX or the commodity exchange as currently conducted thereon.

(b)           Section 6.21(b) of the Borrower’s Disclosure Schedule sets forth a schedule of all leases, subleases, licenses, concessions and other agreements granting to any party or parties (each a “Tenant” and collectively the “Tenants”) the right of use or occupancy of any portion of such parcel of MGEX Real Property (collectively, the “Leases”), including a summary of the space occupied by such Tenant, all monthly rents payable by all Tenants and expiration dates of such Leases. Each Lease is legal, valid, binding and enforceable, and is in full force and effect, subject to the Bankruptcy Code. MGEX Real Estate Holdings is not in default or otherwise in breach under any such agreement and, to the Borrower’s knowledge, no other party is in default or otherwise in breach thereof and there exist no outstanding disputes between MGEX Real Estate Holdings and such other party. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full. MGEX Real Estate Holdings has not collaterally assigned or granted any other lien in any Lease or any interest therein.

(c)            There is no proceeding pending or, to Borrower’s knowledge, threatened in writing regarding condemnation or other eminent domain proceeding (or sale or other disposition of any MGEX Real Property in lieu of condemnation) affecting any MGEX Real Property. The current use and occupancy of the MGEX Real Property and the operation of the business of MGEX and, to the Borrower’s knowledge, the Tenants, as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such MGEX Real Property. To the Borrower’s knowledge, there are no unrecorded agreements affecting the MGEX Real Property. Except as set forth on Section 6.21(c) of the Borrower’s Disclosure Schedule, MGEX Real Estate Holdings is not in default or otherwise in breach under easements, utility easements, covenants, conditions and restrictions or other agreements of record affecting the MGEX Real Property as of the Closing Date, and, to the Borrower’s knowledge, no other party is in material default or otherwise in material breach thereof.

(d)           Except as set forth on Section 6.21(d) of the Borrower’s Disclosure Schedule: (i) all Improvements included in the MGEX Real Property, are sufficient for the operation of the business of MGEX; (ii) to the Borrower’s knowledge, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of MGEX or the commodities exchange as currently conducted thereon; (iii) there are no third party contracts in effect to which MGEX Real Estate Holdings is a party for the performance of any repairs, work and/or capital improvements with respect to the MGEX Real Property and there is currently no ongoing construction work in, on or about any MGEX Real Property other than immaterial maintenance and repairs being performed in the ordinary course of business; and (iv) the use and occupancy of any and all MGEX Real Property, together with the Improvements, located upon or used in connection with the MGEX Real Property, to the Borrower’s knowledge, are in compliance, in all material respects, with all applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and building codes.

6.22        Collateral Matters. Each Credit Party has good title to, rights in, and the power to pledge each item of the Collateral upon which it purports to grant a Lien under the Collateral Documents and the other Loan Documents, free and clear of Liens except Permitted Encumbrances. Each Credit Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, in each case free and clear of Liens except Permitted Encumbrances. The UCC financing statements constitute all the filings, recordings and registrations that are necessary as of the Closing Date to establish a valid and first priority perfected security interest in favor of the Administrative Agent in respect of the Collateral in which a security interest may be perfected by such filing, recording or registration in the United States (or any political subdivision thereof) (provided that additional filings may be required with the United States Copyright Office to perfect the Administrative Agent’s interest in any registrations or applications for U.S. copyrights owned by any Credit Party or in any exclusive copyright licenses to U.S. registered copyrights granted to any Credit Party as licensee). Except as otherwise provided herein, the security interest granted under the Collateral Documents constitutes (i) a legal and valid security interest in the Collateral securing the payment and performance of the Obligations and (ii) subject to the filings described in the foregoing sentence, a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a UCC financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions. The security interest granted to the Administrative Agent under the Collateral Documents is and shall be prior to any other Lien on any of the Collateral other than Permitted Encumbrances that have priority by mandatory operation of law.

6.23        Ventures, Subsidiaries and Partnerships; Organizational Structure; Capitalization. Except as set forth in Section 6.23 of the Borrowers’ Disclosure Schedule, the Borrower does not have any Subsidiaries and is not engaged in any joint venture or partnership with any other Person. Set forth in Section 6.23 of the Borrowers’ Disclosure Schedule is (i) a true and complete organizational chart of the Borrower and all of its Subsidiaries and (ii) a capitalization table setting forth the number of shares of each class of Equity Interests issued by the Borrower or any Subsidiary, including any warrants or similar instruments and any repurchase or redemption obligations in existence as of such record date.

6.24        Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Borrower and each of its Subsidiaries are and have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with the terms of all applicable permits required under such Environmental Laws, (b) neither the Borrower nor any of its Subsidiaries are the subject to any pending or to the knowledge of the Borrower, threatened, Environmental Claims, (c) there has been no Release of Hazardous Materials on, at, under or from any (i) Real Property Facility, or (ii) any other location that would reasonably be expected to require investigation, remedial activity or corrective action or cleanup by the Borrower or any of its Subsidiaries under Environmental Laws; and (d) there are and have been no facts, events, conditions, occurrences, or circumstances that would reasonably be expected to cause the Borrower or any of its Subsidiaries to become subject to any Environmental Claim or any liability, obligation or cost under Environmental Laws.

SECTION 7:
AFFIRMATIVE COVENANTS.

Until the payment and satisfaction in full in cash of all Obligations and the termination of this Agreement, the Borrower hereby covenants and agrees as follows and, where applicable, to cause each other Credit Party and Subsidiary to comply with the following:

7.1          Notify the Administrative Agent. The Borrower shall promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof (or, in the case of clause (e), no later than delivery of the related financial statements), notify the Administrative Agent in writing (a) of the occurrence of any event or circumstance which would reasonably be expected to have a Material Adverse Effect, (b) of any material amendment or other modification to the BMO Line of Credit, the Wells Fargo Line of Credit or the shareholder loans outstanding as of the Closing Date, (c) of any Default or Event of Default that has occurred, accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence and stating what action the Credit Parties have taken or propose to take with respect thereto, (d) of the occurrence of an ERISA Event that has had or would reasonably be expected to result in a Material Adverse Effect, (e) of any material change in financial reporting methods and (f) of the initiation of any non-routine audit or other investigation of, or with respect to, the Borrower or any Subsidiary by any Governmental Authority.

7.2          Change in Directors or Officers. The Borrower shall promptly notify the Administrative Agent and the Lenders of any changes in the Borrower’s directors or Responsible Officers or the Responsible Officers of any of its Subsidiaries, but in any event no later than ten (10) Business Days following such occurrence.

7.3          Payment of Obligations. The Borrower and each Subsidiary shall promptly pay, when due, or otherwise discharge, all material Indebtedness, sums and liabilities of any kind now or hereafter owing by the Borrower to any Lender or the Administrative Agent, or by the Borrower or any Subsidiary to any other Person, however created, incurred, evidenced, acquired, arising or payable, including, without limitation, the Obligations and any Taxes with respect to any of the Collateral, unless (a) the failure to do so would not reasonably be expected to have an adverse effect on the Borrower and its Subsidiaries, taken as a whole, that is material or (b) the validity of which are being contested in good faith by the Borrower or such Subsidiary by appropriate proceedings; provided that in the case of the foregoing clause (b), the Borrower or such Subsidiary shall have maintained reasonably adequate reserves and accrued the estimated liability on its balance sheet (or on the consolidated balance sheet for the Borrower and its Subsidiaries) for the payment of same.

7.4          Pay Other Taxes and Liabilities.

(a)            The Borrower shall make all payments to be made by it hereunder without any Tax Deduction, unless a Tax Deduction is required by Applicable Law. If the Borrower is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the Administrative Agent. If a Tax Deduction is required by law to be made by the Borrower or another withholding agent and such Tax Deduction arises from or on account of an Indemnified Tax, then, the amount of the payment due from the Borrower shall be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. If the Borrower is required to make a Tax Deduction, the Borrower shall make the minimum Tax Deduction allowed by Applicable Law and shall make any payment required in connection with that Tax Deduction within the time allowed by Applicable Law. Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(b)            In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)            The Borrower shall indemnify each Lender and the Administrative Agent, within [***] days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.4) payable or paid by a Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. As soon as reasonably practicable, after any payment of any Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i), (ii) and (iv) of this Section 7.4(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing,

(i)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)         executed copies of IRS Form W-8ECI;

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-4, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 7.4 (including by the payment of any additional amounts pursuant to this Section 7.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)         The provisions of this Section 7.4 shall survive the termination of this Agreement and the final repayment of the Obligations.

7.5          Observe Covenants, etc. The Borrower and the other Credit Parties shall observe, perform and comply with their respective covenants, terms and conditions under this Agreement and the other Loan Documents.

7.6          Maintain Entity Existence and Qualifications; Properties. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect, its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization, (ii) maintain all properties and assets owned by the Borrower and its Subsidiaries in accordance with prudent practice and (iii) maintain in effect all rights, franchises, licenses and qualifications necessary in the conduct of their business.

7.7          Financial Reports and other Information and Documents to be Furnished to the Administrative Agent. The Borrower shall furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            Annual Financial Statements. As soon as available but no later than [***] days after the end of each Fiscal Year, a consolidated balance sheet and related statements of profit and loss, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the consolidated results of their respective operations during such Fiscal Year, and setting forth in comparative form the corresponding figures for the prior Fiscal Year (the “Annual Financial Statements”), which Annual Financial Statements shall be audited by KPMG or another independent public accounting firm reasonably acceptable to the Administrative Agent and the Borrower and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any of its Subsidiaries or as to going concern or contain a “going concern” explanatory paragraph or like statement) to the effect that the Annual Financial Statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

(b)           Quarterly Financial Statements. As soon as available but no later than [***] days after the end of each fiscal quarter of each Fiscal Year, a consolidated balance sheet and related statements of profit and loss and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their respective operations during such fiscal quarter and the then-elapsed portion of such Fiscal Year, together with the related consolidating worksheets for its Subsidiaries, and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all of which shall be in reasonable detail (the “Quarterly Financial Statements”), which Quarterly Financial Statements shall be certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes). .

(c)            Monthly Financial Statements. Prior to the occurrence of an initial public offering of the equity securities of the Borrower, with respect to the each calendar month following the Closing Date, as soon as available and in any event within [***] days following the end of each calendar month, monthly financial statements substantially in the form of Exhibit C (the “Monthly Financial Statements”, and together with the Annual Financial Statements and the Quarterly Financial Statements, the “Financial Statements”), all of which shall be certified by a Responsible Officer as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis.

(d)           Budget. As soon as available but no later than [***] days following the end of each Fiscal Year, a consolidated plan, budget and financial forecast for the following Fiscal Year in a form as presented to the Board of Directors of the Borrower (such plan and forecast, together with the equivalent plan or budget for the Fiscal Year in which the Closing Date occurs, the “Budget”).

(e)            Tax Returns. As soon as available, the Borrower and its Subsidiaries’ federal income tax return.

(f)             Officer Certificate. As soon as available but no later than concurrently with any delivery of the Financial Statements under Section 7.7(a) or (b), a certificate of a Responsible Officer of the Borrower: (i) certifying that no Default or Event of Default has occurred or, if such Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) certifying as to the accuracy of the Financial Statements then being delivered, (iii) only in connection with delivery of the Annual Financial Statements under Section 7.7(a), certifying in reasonable detail as to the calculation of Surplus Cash for the prior Fiscal Year and (iv) certifying that all of the representations and warranties set forth in Section 6 are true and correct as of such date except as set forth on an amendment to the Borrower’s Disclosure Schedule delivered at the same time.

(g)           Public Information. Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Required Lenders, other materials filed by the Borrower or any of its Subsidiaries with the SEC or any securities exchange, or after an initial public offering, distributed to its stockholders generally, as applicable.

(h)            Insurance Report. As soon as available, and in any event within [***] days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify.

(i)             Notice of Litigation, Judgments and Discrepancies.

(i)            Within [***] Business Days thereafter, written notice to the Administrative Agent and the Lenders of (A) the entry of any judgment or the institution of any lawsuit or of other legal or equitable proceedings or the assertion of any claim, crossclaim or counterclaim seeking (I) monetary damages from the Borrower or any Subsidiary in an amount exceeding $[***] (in the aggregate for all such proceedings and claims that are pending) or (II) non-monetary relief against the Borrower or any Subsidiary that, if granted, would reasonably be expected to have an adverse effect on the Borrower and its Subsidiaries, taken as a whole, that is material or (B) any material development with respect to any such lawsuit, proceeding or claim; and

(ii)           Promptly and in any event within [***] Business Days of the Borrower’s receipt thereof, written notice to the Administrative Agent and the Lenders of any communications, written or oral, received by the Borrower or any Subsidiary and of which a Responsible Officer of the Borrower has actual knowledge, from any Account Debtor alleging material discrepancies of not less than $[***] in any prior invoice.

(j)             Other Information. Promptly upon their becoming available, and in each case to the extent not otherwise provided hereunder, copies of all material reports, including all year-end summaries, annual reports, budgets, business plans, written consents or matters pertaining to a vote of Equity Interest holders or the Board of Directors of the Borrower sent (i) by the Borrower to (x) its Equity Interest holders acting in such capacity or (y) members of its Board of Directors or (ii) by any Subsidiary of the Borrower to its Equity Interest holders.

(k)            Additional Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, or such consolidated Financial Statements as in each case the Administrative Agent may reasonably request.

7.8          Comply with Laws; Environmental Laws.

(a)            The Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of (i) Sanctions, Anti-Terrorism Laws, the Foreign Corrupt Practices Act of 1977 and other similar laws, in all material respects and (ii) all other Applicable Laws, except in the case of this clause (ii) where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b)            Without limiting the foregoing, except, in each case, to the extent that the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a material liability, the Borrower shall, and shall cause each of its Subsidiaries to, except as would not reasonably be expected to have a Material Adverse Effect: (i) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its real property to comply with all applicable Environmental Laws; (ii) obtain and renew all permits required under Environmental Law; and (iii) conduct any assessment, investigation, remedial or other corrective action necessary to address Hazardous Materials at any Real Property Facility in accordance with applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any assessment, investigation, remedial or other corrective action required by Environmental Laws or a Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

7.9           Insurance Required.

(a)            The Borrower shall, and shall cause each of its Subsidiaries to, cause to be maintained, in full force and effect on all property of the Borrower and its Subsidiaries insurance in such amounts against such risks as is reasonably satisfactory to the Administrative Agent, including, without limitation, commercial general liability, business interruption, fire, boiler, theft, burglary, pilferage, vandalism, malicious mischief, and hazard insurance. Such insurance may be maintained under a blanket insurance policy. Said policy or policies shall:

(i)            be in a form and with insurers which are satisfactory to the Administrative Agent;

(ii)           designate the Administrative Agent as additional insured and for purposes of property insurance also as an additional loss payee as the Administrative Agent’s interest may from time to time appear;

(iii)           contain a clause whereby the Administrative Agent and any assignee of the Administrative Agent has the right to receive loss payment under any policy of property insurance even if the Administrative Agent or its assignee has started foreclosure or similar action on property covered by the insurance;

(iv)          to the extent obtainable on commercially reasonable terms, contain a clause whereby if the insurer denies a claim by the Borrower because of its acts or because it failed to comply with any of the terms of the insurance coverage, the Administrative Agent and any assignee of the Administrative Agent will nonetheless have the right to receive loss payment if the Administrative Agent or its assignee:

(A)         pays any premium due under the insurance at the insurer’s request if the Borrower or any of its Subsidiaries have failed to do so; and

(B)         submits a signed, sworn proof of loss within sixty (60) days after receiving notice from the insurer of the Borrower’s or any of its Subsidiaries’ failure to do so;

(v)         provide that they may not be canceled or altered without thirty (30) days prior written notice to the Administrative Agent.

(b)           In the event the Borrower or any of its Subsidiaries shall acquire fee simple title to any real property, the Borrower shall, and shall cause each of its Subsidiaries to, obtain such additional insurance as the Administrative Agent may reasonably require.

(c)            The Borrower shall, and shall cause each of its Subsidiaries to, in the event of loss or damage to the Collateral having a value in excess of $[***], forthwith notify the Administrative Agent and file proofs of loss with the appropriate insurer (provided that the Borrower may, but shall not be required to, file proof of loss with the insurer if the amount of the potential claim, in the Borrower’s reasonable estimation, would not exceed the applicable deductible by more than $[***]).

(d)           If an Event of Default has occurred, the Borrower shall, and shall cause each of its Subsidiaries to, forthwith upon receipt of insurance proceeds endorse and deliver the same to the Administrative Agent.

(e)            In no event shall the Administrative Agent or any Lender be required either to (i) ascertain the existence of or examine any insurance policy or (ii) advise the Borrower in the event such insurance coverage shall not comply with the requirements of this Agreement.

(f)             The Borrower shall, and shall cause each of its Subsidiaries to: (i) keep the Collateral insured against damage in the amount the Administrative Agent specifies; and (ii) if required by the Administrative Agent, deliver to the creditor a copy of the policy and proof of the payment of premiums. If the Borrower fails to meet any requirement contained in (i) or (ii) above, the Administrative Agent may obtain collateral protection insurance on behalf of the Borrower or any of its Subsidiaries at the Borrower’s expense.

(g)            If any portion of any improved Material Real Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, Flood Insurance and (ii) upon written request of the Administrative Agent, deliver to the Administrative Agent evidence of such compliance to the Administrative Agent.

7.10        Further Assurances; Real Estate; New Subsidiaries.

(a)            The Borrower shall at any time or from time to time upon request of the Administrative Agent take such steps and execute and deliver the Financing Statements, IP Security Agreements and other documents or instruments all in the form of substance satisfactory to the Administrative Agent relating to the creation, validity or perfection of the security interests provided for herein, under the UCC or which are reasonably necessary to effectuate the purposes and provisions of this Agreement.

(b)         With respect to each Material Real Property, within [***] days of the acquisition thereof (whether by acquisition of such Material Real Property or any Person becoming a Credit Party) (or such later date as may be agreed by the Administrative Agent in its sole and reasonable discretion), the Borrower or the applicable Credit Party shall execute and/or deliver, or cause to be executed and/or delivered, to the Administrative Agent, for each such Material Real Property, the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            to the extent an appraisal is required under FIRREA, an appraisal complying therewith;

(ii)           a fully executed and acknowledged Mortgage and related documentation in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on such Material Real Property described therein in favor of the Administrative Agent. If a mortgage recording or similar tax is imposed on the amount secured by such mortgage, then the amount secured by such mortgage shall be limited to the Fair Market Value of such Material Real Property, as reasonably determined by the Borrower;

(iii)          a Title Policy;

(iv)          upon the request of the Administrative Agent, (A) then current A.L.T.A. surveys in respect of such Material Real Property, certified to the Administrative Agent by a licensed surveyor or (B) a copy of an update to an existing survey or an existing A.L.T.A. survey with a “no change” affidavit sufficient to allow the issuer of the Title Policy to issue such policy without a survey exception and to issue, to the extent available, affirmative endorsements to the Title Policy that require a survey;

(v)           (A) a completed “Life of Loan” standard flood hazard determination form as to such Material Real Property improved by a building or manufactured (mobile) home, (B) if the improvements located on such Material Real Property are located in a Special Flood Hazard Area, a notification to the Borrower (a “Flood Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community in which such Material Real Property is located does not participate in the NFIP, and (C) if the Flood Notice is required to be given (x) documentation evidencing the Borrower’s receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (y) evidence of Flood Insurance as required by Section 7.9; and

(vi)          if requested by the Administrative Agent, an opinion of local counsel in each state in which such Material Real Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as are customary and as the Administrative Agent may reasonably request.

(c)            In addition to the obligations set forth in Section 7.24(a), within [***] days after written notice from the Administrative Agent to the Borrower that any such Material Real Property which was not previously located in an area designated as a Special Flood Hazard Area has been redesignated as a Special Flood Hazard Area, the Credit Parties shall satisfy the Flood Insurance requirements of Section 7.9.

(d)            From time to time, if the Administrative Agent reasonably determines that obtaining appraisals is necessary in order for the Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, the Administrative Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party and the fair market value or such other value as determined by the Administrative Agent (for example, replacement cost for purposes of Flood Insurance) of any real estate asset of any Credit Party.

(e)            If at any time on or after the Closing Date the Borrower or any Subsidiary forms, acquires or otherwise owns any interest in a Domestic Subsidiary that is not already a Guarantor, or any Domestic Subsidiary ceases to constitute an Immaterial Subsidiary, the Borrower and its Subsidiaries shall, within [***] days of (x) in the case of an existing Domestic Subsidiary that ceases to constitute an Immaterial Subsidiary, the first delivery of Financial Statements pursuant to Section 7.7(b) or (c), as applicable, evidencing such Domestic Subsidiary ceasing to qualify as an Immaterial Subsidiary or (y) otherwise, the relevant event, take any and all actions as are necessary to cause such Domestic Subsidiary to become a Guarantor under the Guaranty, to pledge all of its assets as collateral for the Obligations, and to take all other steps consistent with those taken in respect of the Guarantors as of the Closing Date in order to vest in the Administrative Agent a valid and perfected first priority security interest; provided that this clause (e) shall not apply to (i) MGEX, LedgerX or Dorman or (ii) any Subsidiary solely to the extent that, and for so long as, compliance with this clause (e) would require notice to, or the consent of, any Governmental Authority with regulatory powers relating to such Subsidiary’s business and activities.

7.11        Indemnification.

(a)            The Borrower shall, within [***] Business Days of written demand, (i) indemnify, protect, defend and save and hold harmless each Indemnified Party from and against any and all documented, out-of-pocket Losses arising out of or in connection with this Agreement, the Loan Documents or the transactions contemplated thereby, including, without limitation, Losses arising from (A) the use of the proceeds of the Term Loan, (B) any actual or alleged violations of Applicable Law, breach of contract or tort by the Borrower or any of its Subsidiaries, (C) any liability arising from or relating to any Environmental Law relating in any way to the Borrower or any of its Subsidiaries or any actual or alleged Release of Hazardous Materials on or from any Real Property Facility or (D) any claim, demand, defense, assertion, litigation, action or proceeding brought by a Governmental Authority or other third-party alleging or relating to any of the foregoing and (ii) reimburse each Indemnified Party promptly upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred by them in connection with investigating, preparing for or defending against any such claim, demand, defense, assertion, litigation, action or proceeding as such expenses are incurred.

(b)            In the event that any claim, demand, investigation, litigation or inquiry (an “Indemnity Claim”) is brought against any Indemnified Party, the Indemnified Party agrees to give written notice to the Borrower with respect to same, together with a copy of such Indemnity Claim; provided that the failure of such Indemnified Party to notify the Borrower of such Indemnity Claim shall not relieve the Borrower from any liability that it may have to any Indemnified Party. Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be obligated to indemnify any Indemnified Party to the extent such losses, damages, expenses, liabilities, costs or fees are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, fraud or willful misconduct of such Indemnified Party. The provisions of this Section 7.11 shall survive the termination of this Agreement and the final repayment of the Obligations.

(c)            To the extent the indemnification provided for in this Section 7.11 is unavailable to an Indemnified Party or is insufficient in respect of any Losses that are subject to such provisions, the Borrower, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Borrower on one hand and the Indemnified Party on the other hand with respect to the facts and circumstances giving rise to such Losses. The Borrower, the Administrative Agent and the Lenders agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentences. The amount paid or payable by the Borrower as a result of the losses, claims, damages and liabilities referred to in the first sentence of this paragraph shall be deemed to include, subject to the limitations set forth otherwise in this Section 7.11, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

7.12        Special Bankruptcy Provisions. The Borrower hereby knowingly, voluntarily and intentionally, and after consultation and advice of counsel, stipulates and agrees, to the fullest extent allowed by Applicable Law and with the full intention that such stipulation and agreement shall survive the filing of any petition or proceeding under the Bankruptcy Code or any other Debtor Relief Law, and that, in the event the Borrower or any Credit Party shall file for protection under the laws of the United States Bankruptcy Code (it being understood that this Agreement is not intended to preclude such filing), or if any involuntary petition under any Debtor Relief Law is filed against the Borrower or any Credit Party and is not dismissed within sixty (60) days after filing, at any time from and after the Closing Date:

(a)            The Administrative Agent on behalf of the Lenders shall be entitled to the immediate termination of the automatic stay provisions of 11 U.S.C. §362, granting the Administrative Agent complete relief and allowing it to exercise all of their legal rights and remedies, and to pursue any and all remedies available to it under the Loan Documents, and pursuant to any applicable provision of New York state law or the federal laws of the United States of America; and the Borrower agrees not to directly or indirectly oppose or otherwise defend against such Person’s effort to gain relief from the automatic stay. The Administrative Agent on behalf of the Lenders shall be entitled as aforesaid to the lifting of the automatic stay without the necessity or requirement to establish or prove the value of the Collateral, the lack of adequate protection of its interest in the Collateral, or the lack of equity in the Collateral. It is specifically agreed and acknowledged by the Borrower that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be “for cause” pursuant to §362(d)(1) of the United States Bankruptcy Code (11 U.S.C. §362(d)(1)); and

(b)           Any and all amounts incurred or deferred under this Agreement shall be, as of the day preceding such bankruptcy petition, due and owing in full, and that all amounts owing hereunder shall be deemed an allowed claim as used in 11 U.S.C. §502(b) and that any and all amounts due and owing hereunder shall be deemed a secured claim as used in 11 U.S.C. §506(a), and that the Administrative Agent on behalf of the Lenders shall be entitled to the extent permitted by Applicable Law (including applicable Debtor Relief Laws) to all fees, costs, expenses and interest at the Default Rate from the date of the filing of the bankruptcy petition until the judgment.

7.13        Reserve Requirements; Change in Circumstances.

(a)            Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, subject the Administrative Agent, any Lender or any recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or shall impose on such Lender any other condition affecting this Agreement or the Term Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Term Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest, premium or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender, Administrative Agent or other recipient, as the case may be, upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, provided, however, that such additional compensation to be paid to any Lender in accordance with this Section 7.13 shall not exceed the overall compensation to be paid to such Lender in accordance with this Agreement if such Change in Law had not occurred.

(b)            If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loan to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of any Lender setting forth in reasonable detail a calculation of the amount or amounts necessary to compensate such Lender or its holding company, as specified in Section 7.13(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)            Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation. The provisions of this Section 7.13 shall survive the termination of this Agreement and the final repayment of the Obligations.

7.14        Maintenance of Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of the Financial Statements in accordance with GAAP.

7.15        Equity Interests.

(a)            The Borrower shall, and shall cause each of its Subsidiaries to, notify the Administrative Agent in writing of any issuance of additional Equity Interests of the Borrower or its Subsidiaries, which notice shall include the terms and pricing of any such issuances and any such other additional information in connection therewith as reasonably requested by the Administrative Agent within [***] days following the last Business Day of each March, June, September and December.

(b)            The Borrower shall provide the Administrative Agent written notice within [***] Business Days of receiving any request to repurchase any shares issued and outstanding pursuant to the Equity Rights Program I or the Equity Rights Program II, as applicable. The Borrower shall, to the extent permissible under the Equity Rights Program I and the Equity Rights Program II, as applicable, repurchase all of the shares of common stock of the Borrower that are issued and outstanding pursuant to the option set forth in the Equity Rights Program I and the Equity Rights Program II whereby two payments shall be made, with (i) two-thirds (2/3) of the payment made on the first anniversary of the closing date associated with such transaction and (ii) one-third (1/3) of the payment made on the third anniversary of the closing date associated with such transaction.

(c)            The Borrower shall, (i) within [***] days following the last Business Day of each March, June, September and December, provide the Administrative Agent an updated capitalization table in form and substance reasonably satisfactory to Administrative Agent calculated as of the end of the most recently ended calendar month and (ii) within [***] days of the end of each calendar month, provide the Administrative Agent with the number of fully-diluted shares outstanding, in each case which the parties understand and agree may be subject to adjustment related to calculations in connection with the allocation, vesting and forfeiture of warrants issued or issuable in connection with any prospective equity rights program.

7.16        Litigation. Except with respect to any claim by the Borrower or its Affiliates against the Administrative Agent or any Lender or by the Administrative Agent or any Lender against the Borrower or its Affiliates, the Borrower shall, and shall cause each of its Subsidiaries to, reasonably cooperate with the Administrative Agent and the Lenders with respect to any proceedings before any Governmental Authority which may in any way materially and adversely affect the rights of the Administrative Agent or any Lenders hereunder or under any of the Loan Documents and, in connection therewith, the Administrative Agent or any Lender may, at their election, participate or designate a representative to participate in any such proceedings.

7.17        [Reserved].

7.18        Inspection. The Borrower shall, and shall cause each of its Subsidiaries to, permit or cause to be permitted, as applicable, any authorized representatives designated by any the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or such Subsidiary, at any time, and from time to time upon reasonable advance notice and during normal working hours, to (a) inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of the Borrower or such Subsidiary and independent public accountants and (b) verify the compliance by the Borrower or such Subsidiary with this Agreement and/or the other Loan Documents, as applicable.

7.19        Board Rights. So long as WP holds at least 66⅔% in principal amount of the Term Loans outstanding under this Agreement, the Administrative Agent shall have the right to designate (a) a member of the Board of Directors of the Borrower (the “Board Member”) and (b) an individual, together with an alternate (such individual, or their alternate if applicable, the “Board Visitor”), all in accordance with and subject to the terms of the Side Letter. The Borrower shall comply with the Side Letter. The Board Member and the Board Visitor shall be furnished with any information provided to members of the Board of Directors of the Borrower in their capacity as such. The Borrower shall reimburse the Administrative Agent for the reasonable travel and other expenses incurred by any such Board Member or Board Visitor in connection with attendance at or participation in meetings, to the extent consistent with the Borrower’s policies of reimbursing directors generally for such expenses. The Borrower shall hold at least three (3) meetings of its Board of Directors in each fiscal year.

7.20        VCOC Management Rights. The VCOC Lender hereby notifies the Borrower that it intends to qualify as a “venture capital operating company” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) and requires certain contractual rights in order to allow its Loan or equity investment in Borrower to qualify as a “venture capital investment” under the Plan Asset Regulations. In recognition of the foregoing, the Borrower agrees that the VCOC Lender shall have the right, no more than once per quarter, to consult with and advise the Borrower’s management with respect to the business and affairs of the Borrower and its subsidiaries. The Borrower agrees that it will (and will cause its management to consider), in good faith, the recommendations of the VCOC Lender, provided that the Borrower shall be under no obligation to follow such recommendations.

7.21        Special Post Closing Obligations.

(a)            Not later than ten (10) Business Days after the Closing Date, deliver to the Administrative Agent all pledged Equity Interests and Pledged Notes which are, as of the Closing Date, reasonably requested by the Administrative Agent and represented by actual certificates, along with undated stock powers, membership transfer powers, assignments or allonges, as applicable, separate from such certificate and duly executed in blank by the applicable Credit Party.

(b)            Not later than forty-five (45) days after the Closing Date (or such longer period as may be reasonably agreed by the Administrative Agent), deliver to the Administrative Agent endorsements to each policy of insurance maintained by a Credit Party in form and substance reasonably satisfactory to the Administrative Agent (including naming the Administrative Agent as additional insured or loss payee, as the case may be, and including customary notice of cancellation provisions), together with certificates of insurance in respect thereof.

(c)            Not later than sixty (60) days after the Closing Date (or such longer period as may be reasonably agreed by the Administrative Agent), execute and deliver to the Administrative Agent the documents and instruments (including a customary officer’s certificate of BSX that includes or attaches the applicable documents or certifications referred to in Sections 4.5, 4.6 and 4.12, it being understood and agreed that no legal opinion with respect to perfection of a security interest in the Pyth Tokens shall be required) required to implement, and take such actions as may be reasonably necessary to implement, the documents or instruments described in Schedule 7.21, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

(d)            Not later than [***] days after the Closing Date (or such longer period as may be reasonably agreed by the Administrative Agent), furnish to the Administrative Agent fully executed Control Agreements in respect of each Deposit Account, Securities Account or Commodity Account of a Credit Party (other than Excluded Accounts).

(e)            Not later than [***] days after the Closing Date (or such longer period as may be reasonably agreed by the Administrative Agent), furnish to the Administrative Agent a favorable opinion from Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that no Credit Party is required to register as an “investment company” under the Investment Company Act.

SECTION 8:
NEGATIVE COVENANTS.

Until the payment and satisfaction in full in cash of all Obligations and the termination of this Agreement, the Borrower hereby covenants and agrees as follows and, where applicable, to cause each other Credit Party and Subsidiary to comply with the following:

8.1         Fundamental Changes.

(a)         The Borrower will not, and will not permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or consummate a Disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets (whether now owned or hereafter acquired), except that, so long as the same is not materially disadvantageous to the Lenders:

(i)            any Domestic Subsidiary may merge or consolidate with any other Domestic Subsidiary that is a Credit Party as long as a Credit Party is the surviving entity;

(ii)           any Subsidiary that is not a Credit Party may merge or consolidate with any other Subsidiary that is not a Credit Party (it being understood that BSX may not undertake any merger or consolidation pursuant to this clause (ii));

(iii)          any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lender and (A) if the Subsidiary is a Credit Party, the Borrower or a Credit Party receives any assets (other than immaterial assets) of the relevant dissolved or liquidated Subsidiary or (B) if the Subsidiary is not a Credit Party, the Borrower or a Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary; and

(iv)          the Borrower or any of its Subsidiaries may effect Permitted Acquisitions.

8.2          Acquisitions and Equity Investments. The Borrower will not, and will not permit any of its Subsidiaries to:

(a)            Acquire or own any Equity Interests or other equity securities of a Person, or make a capital contribution to a Person, or acquire (directly or indirectly) all or a substantial portion of the business, property or fixed assets of a Person or of a business unit or line of business of a Person (collectively, “Equity Investments”), other than (i) Equity Investments existing on the Closing Date and described in Schedule 8.2 of the Borrower’s Disclosure Schedule, (ii) Equity Investments among the Borrower and the other Credit Parties (for the avoidance of doubt, other than Equity Investments in BSX), (iii) Equity Investments by the Borrower or any Regulated Subsidiary to the extent required to satisfy such Person’s regulatory obligations under Applicable Law, (iv) Equity Investments by the Borrower or any Credit Party in any of Dorman, LedgerX and/or MGEX, in the ordinary course of business consistent with past practice, in an aggregate amount not to exceed $[***] in the year commencing on the Closing Date and ending on the first anniversary of the Closing Date, $[***] in the year commencing the day immediately following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, $[***] in the year commencing the day immediately following the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, $[***] in the year commencing the day immediately following the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date and $[***] in the year commencing the day immediately following the fourth anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date and (v) Permitted Acquisitions.

(b)           Acquire, outside the ordinary course of business consistent with past practice, any assets in the amount of $[***] individually, or $[***] in the aggregate, in any calendar year, without the prior written consent of the Required Lenders, which will not be unreasonably withheld.

8.3          Disposition of Assets or Collateral. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, convey, assign, enter into a Contract Disposition for Value or otherwise dispose of any of the Borrower’s or any Subsidiary’s assets (whether now owned or hereafter acquired), personal property, real property, the Collateral, or any portion of the foregoing (any such transaction or series of related transactions, a “Disposition” and “Dispose” shall have a correlative meaning), other than (a) the use of cash in the ordinary course of business, (b) non-exclusive licenses granted in the ordinary course of the Borrower’s or its Subsidiaries’ businesses that do not materially interfere with the business of the Borrower and its Subsidiaries, (c) Dispositions of Inventory and other current assets (other than Digital Assets) for fair market value in the ordinary course of the Borrower’s or its Subsidiaries’ businesses, (d) Dispositions that are for fair market value, for consideration that is at least [***]% in the form of cash, and where the Net Cash Proceeds of such Disposition are applied to prepayment of the Term Loans (or, in the case of Digital Assets, reinvested) in accordance with Section 2.2(c)(i); provided that if the fair market value of the assets subject to any such Disposition or series of related Dispositions (other than Dispositions of Digital Assets) exceeds $[***], the prior written consent of the Required Lenders shall be required, (e) any Disposition of the MGEX Real Property or (f) consummation by the Borrower or any of its Subsidiaries that are limited liability companies of a Division as a Dividing Person with the prior written consent of the Required Lenders, to be granted in their sole discretion; provided that if any Credit Party that is a limited liability company consummates a Division, each Division Successor shall be required to comply with the obligations set forth in Section 7.10 and the other further assurances obligations set forth in the Loan Documents and become a Credit Party under this Agreement and the other Loan Documents.

8.4           Liens; Burdensome Agreements.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to, incur, create or permit to exist any Lien on any of the Borrower’s or any of its Subsidiaries’ property, assets or rights of whatsoever nature, whether now owned or hereafter acquired, except (i) those Liens in favor of the Administrative Agent created by this Agreement and the other Loan Documents and (ii) the Permitted Encumbrances.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or limits (i) the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations or its obligations under the Guaranty or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary, other than (A) this Agreement and the other Loan Documents, (B) any customary restrictions or conditions imposed by any agreement relating to secured Indebtedness expressly permitted by Section 8.5(c), (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending any such sale, provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is expressly permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof; provided that Section 8.4(b)(i) shall not apply to the restrictions arising under clause (f) of the definition of Existing MGEX Real Property Liens; provided, further, that Permitted Amendments with respect to the BMO Line of Credit and the Wells Fargo Line of Credit shall not be deemed to violate this Section 8.4(b).

8.5           Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Indebtedness, except (a) Obligations to the Lenders and the Administrative Agent under the Loan Documents, (b) Indebtedness existing on the Closing Date immediately prior to giving effect to the transactions contemplated hereby (other than the BMO Line of Credit and the MGEX Line of Credit) and identified in Section 8.5 of the Borrower’s Disclosure Schedule, without any amendments, modifications, increases, refinancings or renewals thereof, (c) Indebtedness (i) of MGEX pursuant to the Wells Fargo Line of Credit and (ii) of Dorman pursuant to the BMO Line of Credit, in each case, as in effect and outstanding on the Closing Date or as they may be modified solely pursuant to Permitted Amendments and (d) Indebtedness with respect to Capital Leases; provided that the Borrower has obtained the prior written consent of the Required Lenders if such Capital Leases are in excess of $[***], individually, or $[***] in the aggregate at any time.

8.6          Loans and Advances. The Borrower will not, and will not permit any of its Subsidiaries to, make any loans or advances to any Person, or acquire any loan obligations or other debt securities of a Person other than as may be required of the Borrower or its Regulated Subsidiaries pursuant to Applicable Law including amounts required by the SEC’s consolidated audit trail plan; provided that, so long as no Default or Event of Default has occurred, the Borrower may make loans to a Senior Officer in amounts equal to $[***] in the aggregate at any time to such Senior Officer; provided further that the aggregate principal amount of all such loans and all interest accrued thereon permitted under this Section 8.6 shall not exceed $[***] in the aggregate at any time.

8.7          Guaranties. The Borrower will not, and will not permit any of its Subsidiaries to, assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any other Person, except (a) pursuant to the Loan Documents, (b) to the extent required by the SEC or CFTC in furtherance of the regulatory obligations of the Borrower or a Regulated Subsidiary; provided that the Borrower provides written notice of such assumption, guaranty, endorsement or agreement or (c) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

8.8          Transfers of Notes or Accounts. The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, transfer, discount or otherwise dispose of, other than to the Borrower or any Credit Party, any Accounts or any promissory note payable to the Borrower or any of its Subsidiaries, with or without recourse.

8.9          Restricted Payments.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to, make any payment in respect of any of the Borrower’s or any of its Subsidiaries’ Indebtedness, other than:

(i)             payments in respect of the Obligations;

(ii)            payments required pursuant to the terms of the Indebtedness expressly permitted pursuant to Section 8.5(b), in accordance with the terms thereof in effect on the Closing Date, and not including any amendments, modifications, increases, refinancings or renewals thereof; and

(iii)           regularly scheduled payments in respect of Indebtedness expressly permitted by Section 8.5(c).

(b)           The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend, make any distribution on, redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests (collectively, “Restricted Equity Payments”), other than:

(i)             in accordance with the Borrower’s obligations to eligible participants in Equity Rights Program I and Equity Rights Program II, as in effect on the Closing Date, to repurchase Equity Interests issued pursuant to Equity Rights Program I or Equity Rights Program II reflecting the share amounts set forth on Schedule 1.1-ERP (the “ERP Repurchase”);

(ii)            Restricted Equity Payments in the form of the issuance of Equity Interests of the Borrower that are not Disqualified Equity Interests including, for the avoidance of doubt, grants of equity-based compensation to officers, employees and consultants of the Borrower and its Subsidiaries in the form of Equity Interests issued by the Borrower that are not Disqualified Equity Interests;

(iii)          Restricted Equity Payments made to the Borrower or to a wholly-owned direct or indirect Subsidiary of the Borrower; and

(iv)          so long as no Default or Event of Default exists, prior to an initial public offering of equity securities of the Borrower or any parent entity thereof, to acquire Equity Interests of the Borrower held by award recipients under the Company’s stock incentive plans solely (x) pursuant to the cashless exercise thereof or (y) for the purpose of funding taxes payable by the holder of such Equity Interests associated with the vesting thereof in the ordinary course of business and consistent with past practice; provided that the aggregate amount of Restricted Equity Payments pursuant to this clause (iv) shall not exceed the lesser of (A) $[***] in the aggregate over the life of this Agreement and (B) (1) $[***] for the period commencing on the Closing Date and ending on December 31, 2024, (2) $[***] for the period commencing on January 1, 2025 and ending on December 31, 2025, (3) $[***] for the period commencing on January 1, 2026 and ending on December 31, 2026 and (4) $[***] for each calendar year thereafter.

Notwithstanding the foregoing, so long as an Event of Default is not then in existence, this Section 8.9(b) shall not be deemed to restrict the Borrower from amending the terms and conditions (including the exercise or conversion prices) of any (x) ERP Warrant or (y) other warrants issued by the Borrower to purchase common stock so long as such amendment of such warrants does not result in, increase the amount of, or accelerate any obligation of the Borrower to make, a Restricted Equity Payment in any form other than Equity Interests that are not Disqualified Equity Interests.

8.10        Transactions With Affiliates. Except as otherwise approved by the Required Lenders in writing in advance, the Borrower shall not, and shall not permit any of its Subsidiaries to, make any payments of cash or other property to, or enter into any transaction with, any Affiliate or Person acting on behalf of any Affiliate, other than (i) the ERP Repurchase, (ii) pursuant to contractual obligations of the Borrower in existence as of the Closing Date and set forth in Section 8.10 of the Borrower’s Disclosure Schedule, (iii) guarantees by the Borrower of any regulatory obligations of any Regulated Subsidiary, (iv) intercompany services agreements (including non-exclusive intercompany technology services and non-exclusive licensing agreements) of the Borrower, any of its direct or indirect wholly-owned Subsidiaries or [***] (provided that the Borrower’s provision of services pursuant to such agreements with [***] shall not exceed $[***] with respect to any Fiscal Year) providing for the fair and reasonable allocation of shared services, (v) arms’-length transactions that constitute Equity Investments (other than Disqualified Equity Interests) in the Borrower that are otherwise expressly permitted under the Loan Documents and (vi) fair and reasonable compensation for directors, managers and officers of the Borrower and its Subsidiaries.

8.11        Modification of Documents. The Borrower will not, and will not permit any of its Subsidiaries to, change, alter or modify, or permit any change, alteration or modification of (i) the Borrower’s or any of its Subsidiaries’ articles or certificate of organization or formation, operating agreement or limited liability company agreement, bylaws or other governing documents, (ii) any Material Contract or (iii) any document evidencing Indebtedness (other than Permitted Amendments), in each case in any manner that might materially adversely affect the Administrative Agent’s or any Lender’s rights or interests hereunder as a secured lender or the Collateral (including, without limitation, any provision opting into or otherwise causing the Equity Interests of any issuer of Pledged Equity to opt into or otherwise cause such Pledged Equity to constitute “securities” under Article 8 of the UCC) without the Required Lenders’ prior written consent.

8.12        Change Business or Name. The Borrower will not, and will not permit any of its Subsidiaries to, (a) engage in any business other than the Business or (b) change their name, type of entity or jurisdiction of organization as they appear in the official filings of their states of organization, or any other matter that could affect the perfection of the security interest of the Administrative Agent, unless the Borrower or such Subsidiary, as applicable, has provided prior written notice to the Administrative Agent of such change no later than ten (10) Business Days prior to the occurrence or effectiveness thereof.

8.13        Settlements. Other than in the ordinary course of its business, the Borrower will not, and will not permit any of its Subsidiaries to, comprise, settle or adjust any claims in any amount relating to any of the Collateral in an aggregate amount in excess of $[***] over the life of this Agreement without the prior written consent of the Required Lenders, which will not be unreasonably withheld; provided, however, the Borrower or its Subsidiaries shall be permitted to settle any claim in accordance with MIAX Rule 527 entitled “Exchange Liability”, or such similar rule as may be approved by the SEC in connection with any Subsidiary of the Borrower, without the prior written consent of the Required Lenders.

8.14        Deposit, Securities and Commodity Accounts. No Credit Party shall open any new Deposit Account, Securities Account or Commodity Account (other than an Excluded Account) without delivering written notice to the Administrative Agent at least five (5) Business Days prior to opening any such Deposit Account, Securities Account or Commodity Account. The Credit Parties will cause each Deposit Account, Securities Account and Commodity Account (other than an Excluded Account) to be subject to a Control Agreement providing for the “springing” control (within the meaning of the UCC) of the Administrative Agent during the occurrence of any Event of Default.

8.15        Sale Leaseback Transactions(a)      . The Borrower shall not, and shall not permit any Subsidiary to, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or any Subsidiary (i) sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any Subsidiary) and (ii) intends to lease back and use for substantially the same purpose.

8.16        Minimum Cash. The Borrower shall ensure that, as of the last day of each fiscal quarter of the Borrower, unrestricted cash of the Borrower and its Subsidiaries, on a consolidated basis, is no less than $[***].

8.17        Accounting Changes. The Borrower and its Subsidiaries shall maintain their Fiscal Year-end as in effect on the Closing Date.

8.18        Equity Issuances. The Borrower shall not, except on arms’-length terms in connection with (a) any bona fide joint venture with a Person who is not an Affiliate of the Borrower, or (b) an offering to one or more Persons for purposes of a strategic transaction involving a Regulated Subsidiary (or a Subsidiary that is an interim holding company of a Regulated Subsidiary) that is for the purpose of incentivizing order flow (provided that neither such transaction, nor such issuance of Equity Interests, shall (i) in any way impair the guarantees or security interests under the Loan Documents or result in any Subsidiary ceasing to be a Subsidiary or (ii) involve the payment of cash or other valuable consideration to the holders of such Equity Interests earlier than the date that is 181 days after the Maturity Date), permit any Subsidiary to issue any Equity Interests other than to the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower.

8.19        Certain Transfers.

(a)            Other than as a result of or in connection with a disposition permitted under this Agreement, the Borrower shall ensure that the Pyth Tokens shall not be owned or otherwise held by any person or entity other than BSX through the Designated BSX Wallet. The Borrower shall ensure that any proceeds of a Disposition of Pyth Tokens are deposited directly into the Designated Pyth Proceeds Account and held in the Designated Pyth Proceeds Account or a Controlled Account of the Borrower upon distribution from BSX to the Borrower for the purposes of reinvestment or prepayment in accordance with Section 2.2(c)(i).

(b)           Notwithstanding anything to the contrary set forth in this Agreement, other than as a result of a Disposition to a Person who is not an Affiliate of the Borrower expressly permitted by Section 8.3(b), (i) the Borrower shall not, and shall not permit any Credit Party to, Dispose of, contribute or otherwise transfer, or grant an exclusive license or sublicense in or to, any Material Intellectual Property to any Person that is not a Credit Party and (ii) no Subsidiary of the Borrower that is not a Credit Party may own, exclusively license or exclusively sublicense any Material Intellectual Property.

8.20        Payment for Consents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any provision of any Loan Document unless such consideration is offered to be paid and is paid to all Lenders who provide their consent.

SECTION 9:
EVENTS OF DEFAULT.

The occurrence of any of the following shall constitute an event of default (hereinafter referred to as an “Event of Default”):

9.1          Failure to Pay. The failure by any Credit Party to pay, as applicable, (a) any payment of principal when due, (b) within [***] Business Days after the due date thereof, any fees or other charges due and owing to any Lender or the Administrative Agent pursuant to any obligations of the Borrower to any Lender or the Administrative Agent including, without limitation, those Obligations arising pursuant to this Agreement or any Loan Document, or under any other agreement for the payment of monies then due and payable to any Lender or the Administrative Agent, or (c) any taxes due to any Governmental Authority, other than taxes being contested as permitted in this Agreement (so long as the failure to pay such taxes during the period of contest will not subject any material portion of the Collateral to imminent risk of forfeiture, seizure or sale).

9.2          Failure to Perform. Any Credit Party’s failure to perform or observe, as applicable, (a) any covenant, term or condition set forth in Section 7.1(c), 7.6(i) (as it relates to existence), 7.21 or Section 8 or any covenant set forth in the Guaranty, (b) any covenant, term or condition set forth in Section 7.7, 7.9, 7.15(b) or 7.19, which failure is not cured within [***] Business Days, and (c) any other covenant, term or condition set forth in this Agreement or in any other Loan Document, which failure is not cured within [***] Business Days after the earlier of (i) receipt by the Borrower of written notice of such Default from the Administrative Agent or (ii) actual knowledge of such Default by a Senior Officer of the Borrower.

9.3          Cross Default. Any Credit Party’s or Subsidiary’s default or event of default under any agreement or contract with a Person (other than the Borrower or a Subsidiary) relating to Indebtedness of any Credit Party or Subsidiary in excess of $[***], individually, or $[***] in the aggregate.

9.4          False Representation or Warranty. Any Credit Party shall have made any statement, representation or warranty in this Agreement or in any other Loan Document to which it is a party or in a certificate executed by the Borrower incident to this Agreement, which is at any time found to have been false in any material respect at the time such representation or warranty was made.

9.5          Liquidation, Voluntary Bankruptcy, Dissolution, Assignment to Creditors. Any resolution shall be passed or any action (including a meeting of creditors) shall be taken by the Borrower or any Material Subsidiary for the termination, winding up, liquidation or dissolution of the Borrower or any Material Subsidiary, or the Borrower or any Material Subsidiary shall make an assignment for the benefit of creditors, or the Borrower or any Material Subsidiary shall file a petition in voluntary liquidation or bankruptcy or under any Debtor Relief Law, or the Borrower or any Material Subsidiary shall file a petition or answer or consent seeking, or consenting to, the reorganization of the Borrower or any Material Subsidiary or the readjustment of any of the indebtedness of the Borrower or any Material Subsidiary under any applicable Debtor Relief Laws now or hereafter existing (including the United States Bankruptcy Code), or the Borrower or any Material Subsidiary shall consent to, or be the subject of a court order for, the appointment of any receiver, administrator, liquidator, custodian or trustee of all or any part of the property or assets of the Borrower or any Material Subsidiary or any corporate, limited liability company or other similar action shall be taken by the Borrower or any Material Subsidiary for the purposes of effecting any of the foregoing.

9.6         Involuntary Petition Against the Borrower. Any petition or application for any relief is filed against the Borrower or any Material Subsidiary under applicable Debtor Relief Laws now or hereafter existing (including the United States Bankruptcy Code) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), and is not discharged or stayed within thirty (30) days of the filing thereof.

9.7          Judgments; Levies. Any final judgment or attachment for the payment of an uninsured money award aggregating in excess of $[***], individually, or $[***] in the aggregate, at any given time is obtained against any Credit Party which remains undischarged or unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded, or such judgment or attachment is enforced.

9.8          Failure to Deliver Documentation. The Borrower shall fail to obtain and deliver to any Lender or the Administrative Agent any other documentation required to be signed or obtained as part of this Agreement, or shall have failed to take any reasonable action requested by the Administrative Agent to perfect, protect, preserve and maintain the security interests and Lien on the Collateral provided for herein, in each instance within [***] Business Days after the Borrower’s receipt of written notice from the Administrative Agent requesting such action.

9.9          Reduction in Involvement in Business. Any two (2) Principals (i) cease to be actively involved in the operations and management of the Borrower unless a replacement who is suitable to the Required Lenders in the Required Lenders’ reasonable discretion, is appointed within sixty (60) days (or if either such Principal is Thomas P. Gallagher, in the case of Thomas P. Gallagher, within one hundred eighty (180) days) thereafter; (ii) fail to devote the majority of his or her professional time and effort to the Business unless a replacement who is suitable to the Required Lenders in the Required Lenders’ reasonable discretion, is appointed within sixty (60) days (or if either such Principal is Thomas P. Gallagher, in the case of Thomas P. Gallagher, within one hundred eighty (180) days) thereafter; or (iii) increase his or her involvement in any other business or businesses (taken as a whole) outside of the Business to a level materially greater than that existing on the Closing Date unless a replacement who is suitable to the Required Lenders in the Required Lenders’ reasonable discretion, is appointed within sixty (60) days thereafter.

9.10        Indictment. The indictment of any Credit Party or any manager or Responsible Officer of any Credit Party under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any portion of the property of such Person.

9.11        Validity of Loan Documents; Security Interests in Collateral. Any Credit Party challenges the validity of, or its liability under, this Agreement or any other Loan Document, or any proceeding shall be brought to challenge the validity, binding effect of any Loan Document, or any Loan Document ceases to be a valid, binding and enforceable obligation of any Credit Party or otherwise ceases to be in full force and effect, or any Guaranty purported to be created under any Loan Document ceases to be a valid, binding and enforceable obligation of the relevant Credit Party or otherwise ceases to be in full force and effect, or any Lien purported to be created under any Loan Document ceases to be a valid and perfected first priority Lien on the Collateral purported to be covered thereby.

9.12        [Reserved].

9.13        Change of Control. The occurrence of a Change of Control.

9.14        Regulatory Compliance. Any Credit Party’s failure to perform or observe, as applicable, Section 7.8 with respect to the 1934 Act or Commodity Exchange Act, if such failure has resulted in final and non-appealable judgment arising from a regulatory action resulting in a sanction, fine or other penalty that is material to the Borrower and its Subsidiaries, taken as a whole.

SECTION 10:
REMEDIES.

10.1        Acceleration; Other Remedies. If any Event of Default described in Section 9.5 or 9.6 shall occur, the Term Loan and all other Obligations, as applicable, shall become immediately due and payable; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may, or upon the written request of the Required Lenders, shall, on written notice to the Borrower, declare all or any part of the Term Loan and other Obligations, as applicable, to be due and payable, all without presentment, demand, protest or notice of any kind except as stated above. The Administrative Agent on behalf of the Lenders shall have all rights and remedies provided in this Agreement, any of the other Loan Documents, the UCC or other Applicable Law, all of which rights and remedies may be exercised without notice to the Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under Applicable Law. All rights and remedies of the Administrative Agent are cumulative and not exclusive and are enforceable, in the Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions and in any order the Administrative Agent may determine. The Administrative Agent may apply the proceeds of the Collateral actually received by the Administrative Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including attorneys’ fees and legal expenses incurred by the Administrative Agent with respect thereto or otherwise chargeable to the Borrower) and in such order as the Administrative Agent may elect, whether or not then due. The Borrower shall remain liable to the Lenders and the Administrative Agent for the payment on demand of any deficiency together with interest thereon at the applicable rate herein provided, and all unreimbursed costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses, together with interest thereon at the applicable rate herein provided.

10.2        Set-off. Each Lender and the Administrative Agent shall have the right, immediately and without notice of other action, to set-off against any of the Obligations to such Lender or the Administrative Agent, as applicable, any money or other liability owed by such Lender or the Administrative Agent or any Affiliate of such Person (and such Affiliate is hereby authorized to effect such set-off) in any capacity to the Borrower, whether or not due, and the Lender, the Administrative Agent or such Affiliate shall be deemed to have exercised such right of set-off and to have made a charge against any such money or other liability immediately upon the occurrence of such Event of Default even though the actual book entries may be made at a time subsequent thereto. The right of set-off granted hereunder shall be effective irrespective of whether such Lender or the Administrative Agent shall have made demand under or in connection with the Term Loan. None of the rights of any Lender or the Administrative Agent described in this Section 10.2 are intended to diminish or limit in any way such Person’s or Affiliates of such Person’s common-law set-off rights.

10.3        Costs and Expenses. The Borrower shall be liable for all reasonable costs, charges and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent or the Lender by reason of the occurrence of any Event of Default or the exercise of the Administrative Agent’s or the Lender’s remedies with respect thereto, each of which shall be added to the Obligations, shall be repayable by the Borrower on demand and to the extent not paid by the Borrower within ten (10) days after demand, shall bear interest at the Default Rate until paid.

10.4        No Marshalling. The Administrative Agent shall be under no obligation whatsoever to proceed first against any of the Collateral or other property which is security for the Obligations before proceeding against any other of the Collateral. It is expressly understood and agreed that all of the Collateral or other property which is security for the Obligations stands as equal security for all Obligations, and that the Administrative Agent shall have the right to proceed against any or all of the Collateral or other property which is security for the Obligations in any order, or simultaneously, as in its sole and absolute discretion it shall determine. It is further understood and agreed that the Administrative Agent shall have the right, subject to the notice provisions in Section 10.1, as it in its sole and absolute discretion shall determine, to sell any or all of the Collateral or other property which is security for the Obligations in any order or simultaneously, as the Administrative Agent shall determine in its sole and absolute discretion.

10.5        No Implied Waivers; Rights Cumulative. No delay on the part of the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to the Administrative Agent or any Lender hereunder or under any other Loan Document or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power or privilege conferred on or reserved to the Administrative Agent or any Lender under this Agreement or under any of the other Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to the Administrative Agent or any Lender and may be exercised by such Person at such time or times and in such order and manner as such Person shall (in its sole and complete discretion) deem expedient.

SECTION 11:
OTHER RIGHTS OF THE LENDERS.

11.1        Collections. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent shall make such arrangements as it shall deem necessary or appropriate to, collect the Accounts and any other monetary obligations included in, or proceeds of, the Collateral from the Borrower or any of the Guarantors. The Borrower shall, at the Borrower’s expense and in the manner requested by the Administrative Agent from time to time, direct that remittances and all other proceeds of accounts and other Collateral up to the amount of the then-current Obligations shall be (a) remitted in kind to the Administrative Agent, (b) sent to a post office box designated by and/or in the name of the Administrative Agent, or in the name of the Borrower, but as to which access is limited to the Administrative Agent and/or (c) deposited into a bank account maintained in the name of the Administrative Agent and/or a blocked bank account under arrangements with the depository bank under which all funds deposited to such blocked bank account are required to be transferred solely to the Administrative Agent. In connection therewith, the Borrower shall execute such post office box and/or blocked bank account agreements as the Administrative Agent shall specify.

11.2        Repayment of Obligations. All Obligations shall be payable at the Administrative Agent’s office set forth below or at a bank or such other place as the Administrative Agent may expressly designate by written notice to the Borrower from time to time for purposes of this Section 11.2. The Administrative Agent shall apply all proceeds of Accounts or other Collateral received by the Administrative Agent and all other payments in respect of the Obligations to the Obligations in accordance with the provisions of this Agreement and the other Loan Documents.

11.3        Release of the Lenders and the Administrative Agent. The Borrower hereby releases and exculpates the Lenders, the Administrative Agent, their officers, partners, members, directors, employees, agents, representatives and designees, from any liability arising from any acts under this Agreement or in furtherance thereof, whether as attorney-in-fact or otherwise, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact. In no event will any Lender or the Administrative Agent have any liability to any Credit Party for lost profits or other special or consequential damages.

11.4        Uniform Commercial Code. The Administrative Agent for the benefit of the Lenders shall be entitled to all the rights and remedies of a secured party under the UCC with respect to all Collateral.

11.5        Preservation of Collateral. At all times after the occurrence and during the continuation of an Event of Default hereinafter, the Administrative Agent may (but without any obligation to do so) take any and all action which in its sole and absolute discretion is necessary and proper to preserve its interest in the Collateral consisting of Accounts, including, without limitation, the payment of debts of the Borrower which might, in the Administrative Agent’s sole and absolute discretion, impair the Collateral or the Administrative Agent’s security interest therein, and the sums so expended by the Administrative Agent shall be secured by the Collateral, shall be added to the amount of the Obligations due the Lenders and the Administrative Agent, shall be payable on demand, and if not paid within [***] Business Days after demand, shall thereafter accrue interest at the Default Rate until paid. The Borrower shall not, without the prior written consent of the Administrative Agent in each instance, (a) grant any extension of time of payment of any Accounts, (b) compromise or settle any Accounts for less than the full amount thereof, (c) release in whole or in part any account debtor or other person liable for the payment of any of the Accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

11.6        The Administrative Agent’s Right to Cure. In the event the Borrower shall fail to perform any of its Obligations hereunder or under any other Loan Document (other than the payment of any sums due to any Lender or the Administrative Agent under this Agreement of the other Loan Documents), after giving effect to any applicable grace or cure period, then such Person, in addition to all of its rights and remedies hereunder, may perform the same, but shall not be obligated to do so, at the cost and expense of the Borrower. Such reasonable and documented, out-of-pocket costs and expenses shall be added to the amount of the Obligations due any Lender or the Administrative Agent, and the Borrower shall promptly reimburse such Person for such amounts which if not paid by the Borrower within [***] Business Days after demand, shall bear interest at the Default Rate until paid.

11.7        Inspection of Collateral. From time to time as requested by the Administrative Agent, the Administrative Agent or its designee shall have access, (a) prior to an Event of Default, during the Borrower’s normal business hours, upon reasonable prior notice and at the Borrower’s expense, to all of the premises where the Collateral is located for the purpose of inspecting the Collateral and to all of the Borrower’s Collateral, inclusive of books and records, and the Borrower shall permit the Administrative Agent or the Administrative Agent’s designees to make copies of such books and records or extracts therefrom as the Administrative Agent may request, and (b) after the occurrence and during the continuation of an Event of Default, at the sole expense of the Borrower, at any time, to all of the premises where Collateral is located for the purposes of inspecting, disposing and realizing upon the Collateral, and all the Borrower’s books and records, and the Borrower shall permit the Administrative Agent or its designee to make such copies of such books and records or extracts therefrom as the Administrative Agent may request. Without expense to the Administrative Agent, the Borrower shall provide the Administrative Agent read-only access to (a) the Borrower’s accounting system and [***] records; (b) other data on the Borrower’s computer network and (c) activity in any Deposit Accounts maintained by the Borrower or its Subsidiaries, in each to the extent such access to any information on its computer network is not blocked or prohibited under applicable privacy laws, rules and regulations, or under any agreement to which the Borrower is a party or otherwise subject. After the occurrence and during the continuation of an Event of Default, the Administrative Agent may use such of the Borrower’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as the Administrative Agent, in its sole discretion, deems appropriate.

SECTION 12:
PROVISIONS OF GENERAL APPLICATION.

12.1         Waivers. The Borrower waives demand, presentment, notice of dishonor protest and notice of protest of any instrument of the Borrower or others which may be included in the Collateral.

12.2         Survival. All covenants, agreements, representations and warranties made by the Borrower herein or in any other Loan Document or in any certificate, report or instrument contemplated hereby shall survive any independent investigation made by any Lender or the Administrative Agent and the execution and delivery of this Agreement, and such Loan Documents, certificates, reports or instruments and shall continue so long as any Obligations are outstanding and unsatisfied.

12.3         Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and either (a) delivered by hand, (b) delivered by national overnight courier service, or (c) delivered by email transmission to the applicable party at its address indicated below, and shall be deemed to have been duly given or made upon receipt by the receiving party. All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this Section 12.3):

If to the Borrower:	Miami International Holdings, Inc. 7 Roszel Road, Suite 1A Princeton, New Jersey 08540 Attention: [***] Telephone: [***] Email: [***]

With copies to:	Gallagher, Briody & Butler
116 Village Blvd., Suite 310
Princeton, New Jersey 08540
Attention: [***]
Telephone: [***]
Email: [***]

and

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: [***] Telephone: [***] Email: [***]

If to the Lenders:	To the address specified for the initial Lender on the applicable signature page to this Agreement or, with respect to any additional Lender, such address specified in the applicable assignment or other agreement.

If to the Administrative Agent:	Skylight Aggregator, L.P.
c/o Warburg Pincus LLC 450 Lexington Avenue New York, New York 10017 Attention: [***] Telephone: [***] Email: [***]

Notwithstanding the foregoing, the parties expressly acknowledge and agree that the foregoing provisions of notice by a Lender or the Administrative Agent to the Borrower’s counsel is an accommodation only, and that such Person shall have fulfilled its notice obligation hereunder only if notice shall have been received by the Borrower at the address set forth above, irrespective of whether such notice is received by the Borrower’s counsel.

12.4        Amendments; Waiver of Defaults.

(a)            Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.4. Amendments, supplements and modifications to the Loan Documents that expressly require the consent of the Administrative Agent and do not require the consent of the Lenders may be entered into by the Administrative Agent and the Borrower without the consent of the Lenders. Otherwise, subject to Section 12.4(c), the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Borrower for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Borrower hereunder or thereunder or (ii) waive or consent to any departure from, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.

(b)           Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Term Loans and the other Obligations. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; provided that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(c)            Notwithstanding anything to the contrary set forth herein, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 4, (ii) amend Section 7.4 or this Section 12.4, (iii) increase the commitment of any Lender to make a credit extension hereunder, (iv) reduce or forgive the principal of, or interest or rate of interest on, or the Applicable Premium on, the Obligations or any fees or other amounts payable to the Administrative Agent or the Lenders hereunder, (v) postpone any date fixed for any payment of principal of, or interest on, or the Applicable Premium on, the Obligations or any fees or other amounts payable hereunder or postpone any date fixed for the reduction of the commitment of any Lender to make a credit extension hereunder, (vi) limit the liability of any Credit Party under any Loan Document for the Obligations, (vii) release any substantial portion of the Collateral, or any Guaranty or Guaranties representing a substantial portion of the value of the Guaranties, other than as expressly set forth in this Agreement or any other Loan Document, (viii) subordinate the payment priority of the Obligations to any other obligation, or subordinate the Lien securing the Obligations to the Lien securing any other obligation, in each case other than as expressly set forth in this Agreement or any other Loan Document, (ix) amend, waive or modify Section 2.2(a) in a manner that modifies the pro rata sharing of payments required thereby, (x) appoint a successor Administrative Agent or terminate Skylight or any of its Affiliates as Administrative Agent, or (xi) amend the definitions of the term “Required Lenders” or any provision of the Loan Documents that expressly requires the consent of all Lenders; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(d)            Notwithstanding anything to the contrary in this Section 12.4, the Borrower, the Administrative Agent and the Lenders providing any Incremental Term Loans may amend this Agreement to provide for the incurrence of such Incremental Term Loans in accordance with Section 2.1(c).

12.5        Successors and Assigns.

(a)            General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and Participants (to the extent provided in Section 12.5(c))) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Lender Assignments.

(i)            Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent and the Borrower; provided that the assignee shall not cause the Borrower or any Subsidiary to violate any Applicable Law or SEC or CFTC requirement applicable to nationally licensed securities exchanges; provided further that no consent of the Borrower will be required for any assignment (A) by a Lender to any other Lender or any Affiliate of a Lender, (B) by WP to any of its Affiliates or to a Person or an Affiliate of a Person that administers, advises or manages WP or (C) if an Event of Default has occurred.

(ii)           Subject to acceptance and recording thereof pursuant to Section 12.5(b)(iv), from and after the effective date specified in the assignment and assumption agreement entered into by an assigning Lender and the assignee (an “Assignment and Assumption”), the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.5 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.5(c).

(iii)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, and subject to the Administrative Agent’s consent to such assignment required by Section 12.5(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c)            Participation. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loan owing to such Lender); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, other than any amendment, modification or waiver that would require the consent of all Lenders. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the Term Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that the Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 7.4 and 7.13 (subject to the requirements and limitations therein, including the requirements under Section 7.4(d) (it being understood that the documentation required under Section 7.4(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and such Participant shall not be entitled to receive any greater payment under Sections 7.4 and 7.13, with respect to any participation, than its participating Lender would have been entitled to receive.

(d)            Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank (any such assignee, a “Lender Pledgee”), and this Section 12.5 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall cause the Borrower or any Subsidiary to violate any Applicable Law or SEC or CFTC requirement applicable to nationally licensed securities exchanges; provided, further, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided, further, that notwithstanding Section 12.5, the Borrower shall not have a consent right with respect to any assignment of record by any Lender to any such Lender Pledgee, or by any such Lender Pledgee to any other Eligible Assignee.

(e)            Confidentiality. Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.5, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 12.7.

(f)            Assignment as Security. Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

12.6        Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.7        Confidentiality. Each of the Borrower, the Administrative Agent and the Lenders agrees to use all commercially reasonably efforts to maintain as confidential all information with respect to the economic terms of the Loan Documents or other confidential information regarding the business of the others or their respective Affiliates (to the extent such confidential information was provided by or on behalf of one or more of the other parties), except that disclosure may be made as required by law or judicial or administrative process or in connection with the enforcement of this Agreement or any other Loan Document, and except that the “Disclosing Party” may disclose such information, to the extent reasonably necessary under the circumstances: (a) to Persons employed or engaged by the Disclosing Party in evaluating, approving, structuring or administering the Term Loan, (b) to any bona fide or potential assignee of the Disclosing Party or participant in the Term Loan that has agreed in writing to comply with the covenant contained in this Section 12.7 (and any such bona fide or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) to any bona fide or potential investor in the Disclosing Party; (d) as required or requested of any governmental authority or reasonably believed by the Disclosing Party to be compelled by, or required under, any Applicable Law, or any court decree, subpoena or legal or administrative order or process; (e) as, on the advice of the Disclosing Party’s counsel, is required by law; (f) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Disclosing Party is a party; (g) that ceases to be confidential through no fault of the Disclosing Party; or (h) to any of its advisors, accountants, auditors and lenders. Any Person required to maintain the confidentiality of such non-public information as provided in this Section 12.7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

12.8        Section or Paragraph Headings. Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

12.9        Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE COMMENCED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

12.10         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10. THE BORROWER WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR ANY LENDER WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO.

12.11      Consent to Jurisdiction. THE BORROWER HEREBY (A) IRREVOCABLY SUBMITS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK, WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT THERETO. IN ANY SUCH ACTION OR PROCEEDING, THE BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS AND PAPERS THEREIN AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AT ITS OFFICES SET FORTH HEREIN OR OTHER ADDRESS THEREOF OF WHICH THE ADMINISTRATIVE AGENT HAS RECEIVED NOTICE AS PROVIDED IN THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE BORROWER CONSENTS TO THE COMMENCEMENT BY A LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER JURISDICTION TO ENFORCE ITS RIGHTS IN AND TO THE COLLATERAL AND THE BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.

12.12      Entire Agreement. This Agreement, the other Loan Documents, any supplements or amendments hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

12.13      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy, facsimile, emailed .pdf or other similar form of electronic communication of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page and shall be equally as effective as a manually executed original counterpart.

SECTION 13:
THE ADMINISTRATIVE AGENT

13.1        Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 13.8) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2         Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. Without limiting the generality of the powers of Administrative Agent, as set forth above, Administrative Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, Administrative Agent has the right to exercise all rights and remedies available under the Loan Documents, the UCC and other applicable law, as directed by the Required Lenders, which rights and remedies shall include, in the event of a foreclosure by Administrative Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Administrative Agent, as Administrative agent for all of the Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. Administrative Agent, as agent for all of the Lenders, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by Administrative Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale. Administrative Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by the Required Lenders, to consummate a sale of the type described in the immediately preceding sentences. Administrative Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Administrative Agent, an entity formed by Administrative Agent as described above or any other Person. Without limiting the generality of the powers of Administrative Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Credit Party, Administrative Agent is hereby authorized to, at the direction of Required Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Lenders on behalf of all of the Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by Administrative Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale, and (vi) seek, object or consent to any Credit Party’s provision of adequate protection of the interests of Administrative Agent and/or the Lenders in the Collateral.

13.3        Liability of the Administrative Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence, fraud or willful misconduct) or (b) be responsible in any manner to the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Note, or for any failure of the Borrower or any other Person to perform its obligations hereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or Affiliates.

13.4        Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

13.5        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of fees required to be paid to the Administrative Agent, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent will promptly notify the Lenders of its receipt thereof. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Sections 10 and 11; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

13.6        Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower that may come into the possession of any of the Agent-Related Persons.

13.7        Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), in accordance with their Term Loans Pro Rata Share from and against any and all Indemnity Claims; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnity Claims to the extent resulting from such Person’s gross negligence, fraud or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Term Loans Pro Rata Share of any costs or out-of-pocket expenses (including the reasonable fees and charges of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertakings in this Section 13.7 shall survive the termination of this Agreement and the resignation or replacement of the Administrative Agent.

13.8        Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders (or such shorter period as shall be agreed to by the Administrative Agent and the Lenders). If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the applicable retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

13.9        Collateral and Guarantee Matters. The Lenders consent and irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) when all Obligations have been paid in full in cash; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition expressly permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Administrative Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 12.4 hereof to release any party from its guaranty under the Guaranty (i) when all Obligations have been paid in full in cash, or (ii) if all of the Equity Interests of such party were sold or are to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Administrative Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by clause (f) of the definition of “Permitted Encumbrance” (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Indebtedness secured by any such Lien is permitted). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 13.9.

13.10      Agent Advances. The Administrative Agent may from time to time make such disbursements and advances (“Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrower of the Term Loans and other Obligations or to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, which shall be in addition to the costs, fees and expenses as described in Section 3.3. Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the Interest Rate. Agent Advances shall constitute Obligations hereunder. The Administrative Agent, when making an Agent Advance, shall notify each Lender and Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 13.7, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Term Loans Pro Rata Share of each Agent Advance. If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Interest Rate.

13.11      Tax Treatment. Each party hereto hereby acknowledges and agrees that (i) the Initial Term Loan shall be treated as debt for U.S. federal and other applicable income tax purposes and is part of an investment unit within the meaning of Section 1273(c)(2) of the Code that includes the Warrants and (ii) for U.S. federal and other applicable income tax purposes, the amount of the “issue price” of such investment unit allocated to the Initial Term Loan shall, consistent with Section 1273(c) of the Code, equal, and the aggregate fair market value of the Warrants on the Effective Date shall equal, in each case an amount to be agreed to by Borrower and the Administrative Agent in their good faith using commercially reasonable efforts within ninety (90) days of the Closing Date. The parties hereto agree not to file any Tax return, report or declaration inconsistent with the foregoing unless required to do so by Applicable Law or by the determination of a tax authority following an audit or examination.

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NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER:

MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation

By:	/s/ Thomas P. Gallagher
Name:	Thomas P. Gallagher
Title:	Chairman & CEO

LENDERS:

SKYLIGHT AGGREGATOR, L.P.

By: Warburg Pincus Co-Investment GP, LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ David Sreter
Name:	David Sreter
Title:	Partner

ADMINISTRATIVE AGENT:

SKYLIGHT AGGREGATOR, L.P.

By: Warburg Pincus Co-Investment GP, LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ David Sreter
Name:	David Sreter
Title:	Partner